INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[SNET LOGO]

                                                Southern New England
                                                Telecommunications Corporation
                                                227 Church Street
                                                New Haven, Connecticut 06510

                                 PROXY STATEMENT

                               1995 ANNUAL REPORT

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The Annual Meeting of Shareholders of Southern New England Telecommunications Corporation will be held in the Corporation's general office building, 300 George Street, New Haven, Connecticut, on Wednesday May 8, 1996 at 10:00 a.m. for the following purposes:

     1.   To elect Class I Directors for a term of three years;

     2. To ratify the appointment of independent auditors for the current calendar year;

     3.   To act upon the proposed SNET 1996 Non-Employee Director Stock Plan;

     4. To act upon the shareholder proposal as set forth in the Proxy Statement, if such proposal is properly presented at the meeting; and

     5. To transact any other business that may properly come before the meeting or any adjournment thereof.

Only holders of the common stock of the Corporation at the close of business on March 8, 1996 will be entitled to vote at the meeting or any adjournment thereof.

THE VOTE OF EACH SHAREHOLDER IS IMPORTANT, WHATEVER THE NUMBER OF SHARES HELD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Madelyn M. DeMatteo
Secretary
March 20, 1996


TABLE OF CONTENTS

PROXY STATEMENT
  Proxy Information                                                                                    1
  Beneficial Ownership of Common Stock                                                                 1
  Election of Directors (Proposal 1)                                                                   2
  Compensation and Other Information Regarding Directors                                               4
  Committees of the Board                                                                              4
  Ratification of Appointment of Auditors (Proposal 2)                                                 5
  Approval of SNET 1996 Non-Employee Director Stock Plan (Proposal 3)                                  5
  Shareholder Proposal (Proposal 4)                                                                    6
  Submission of Shareholder Proposals                                                                  7
  Other Matters to Come Before the Meeting                                                             7
  Report of Personnel Resources Committee of the Board of Directors on Executive Compensation          7
  Summary Compensation Table                                                                           8
  Option/SAR Grants in the Last Fiscal Year                                                            9
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values           10
  Pension Plan Table                                                                                  10
  Change-in-Control Agreements                                                                        11
  Performance Graph                                                                                   11
  Certain Transactions                                                                                11
  Financial Statements                                                                                11
  Exhibit A--SNET 1996 Non-Employee Director Stock Plan                                               12

FINANCIAL INFORMATION
  Financial Highlights                                                                                18
  Business Highlights                                                                                 19
  Letter to Shareowners                                                                               20
  Financial Commentary                                                                                22
  Report on Consolidated Financial Statements                                                         28
  Report of Audit Committee                                                                           29
  Report of Independent Accountants                                                                   29
  Statements of (Loss) Income                                                                         30
  Balance Sheets                                                                                      31
  Statements of Changes in Shareholders' Equity                                                       32
  Statements of Cash Flows                                                                            33
  Notes to Consolidated Financial Statements                                                          34
  Financial and Statistical Data (Unaudited)                                                          46
  Investor Information                                                                                47
  Other Information                                                                                   48

OUR NEW ANNUAL REPORT/PROXY STATEMENT

     The new 1995 annual report is combined with the proxy statement. It is another example of how SNET is examining every aspect of the business for ways to streamline, become more effective and provide better service.

     We hope you find the new approach for our annual report and proxy statement both useful and informative.

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

PROXY STATEMENT
1996 ANNUAL MEETING

--------------------------------------------------------------------------------
                                PROXY INFORMATION

     This proxy statement and the accompanying proxy are being mailed to shareholders of Southern New England Telecommunications Corporation ("Corporation") on or about March 20, 1996, in connection with the solicitation of proxies by the Corporation's Board of Directors ("Board") for the Annual Meeting of Shareholders. The Corporation will bear the cost of soliciting proxies. In addition to solicitations by mail, a number of the Corporation's regular employees may solicit proxies in person or by telephone, at no additional compensation. Georgeson & Co. has been retained to assist in the solicitation of proxies from brokers, banks, and other nominee and institutional holders for a fee of $8,500, plus expenses.

     SHAREHOLDERS ARE URGED TO MARK THEIR PROXIES WITH THEIR PREFERENCES SO THAT THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTION IS GIVEN FOR ANY MATTER TO BE VOTED UPON, THE SHARES REPRESENTED BY THE SIGNED PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD.

     Shares cannot be voted unless the owner is present or represented by proxy. A properly executed proxy that is not revoked will be voted according to the instructions on the proxy. Under state law, "withheld" votes, abstentions and votes which brokers elect not to cast under their discretionary authority are not counted as votes in favor of any proposal. A shareholder submitting a proxy may revoke it at any time before it is voted, either by attending the meeting and voting in person, or by executing and delivering a later dated proxy or written instrument revoking such proxy. If a shareholder wishes to give a proxy to someone other than the named attorneys, the three names appearing on the proxy must be crossed out and the name of another person or persons (not more than three) inserted.

     All proxies, ballots and voting materials that identify the votes of shareholders are kept permanently confidential, except where disclosure is needed to communicate with shareholders who have forwarded proxies with written comments, in election contests should the opposing party choose not to agree in writing to abide by this policy, or as required by law.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     On March 8, 1996 there were issued and outstanding 65,263,218 shares of common stock of the Corporation ("Common Stock"), all of one class and each share having one vote on all matters properly brought before the meeting. To the best knowledge of the Corporation, the only beneficial owner of more than 5% of the outstanding Common Stock is Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205 ("Sprint") who, together with a wholly-owned affiliate, owned beneficially as of the record date, with sole voting and dispositive powers, 4,362,998 shares or approximately 6.6% of the outstanding Common Stock.

     The following table sets forth the beneficial ownership of Common Stock (including certain family holdings) as of March 8, 1996 for each Director, Executive Officers named in the Summary Compensation Table on page 8, and all Directors and Executive Officers as a group. The percentage of Common Stock owned beneficially by any Director, or by all Directors and Executive Officers as a group is less than 1% of the shares of Common Stock outstanding.

                                                        Shares Beneficially
                                                           Owned as of
Name of Beneficial Owner                                  March 8, 1996
------------------------                                -------------------
William F. Andrews ....................................     1,525
Richard H. Ayers ......................................     1,207(1)(2)
Zoe Baird .............................................     1,093
Robert L. Bennett .....................................       921
Dr. Barry M. Bloom ....................................     1,881(1)
Frank J. Connor .......................................     1,405(1)
William R. Fenoglio ...................................     1,170(1)
Dr. Claire L. Gaudiani ................................       721(1)
James R. Greenfield ...................................     1,124
Ira D. Hall ...........................................       476(1)
Dr. Burton G. Malkiel .................................       891(1)(3)
Frank R. O'Keefe, Jr ..................................     1,714(1)
Daniel J. Miglio ......................................   151,738(4)
Jean M. LaVecchia .....................................    34,231(4)
Ronald M. Serrano .....................................    85,188(4)
Donald R. Shassian ....................................    75,237(4)
Madelyn M. DeMatteo ...................................    44,925(4)
Directors and Executive Officers
 as a group ...........................................   435,274(4)

----------

(1) Includes shares deferred for which neither investment nor voting power is held as follows: Mr. Ayers 510; Dr. Bloom 510; Mr. Connor 243; Mr. Fenoglio 510; Dr. Gaudiani 137; Mr. Hall 372; Dr. Malkiel 137; and Mr. O'Keefe 270.

(2) Voting and investment powers are shared with spouse with respect to 200 shares.

(3)  754 shares are held in trust for benefit of a family member.

(4) Includes shares that may be acquired within 60 days through the exercise of stock options as follows: Mr. Miglio 143,000; Ms. LaVecchia 32,200; Mr. Serrano 83,250; Mr. Shassian 72,500; Ms. DeMatteo 32,050; and Executive Officers as a group 387,100.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     In accordance with the By-Laws, the number of directorships is set by the Board. The Board has set the number of directorships at thirteen. The directorships are divided into three classes with each class having a term of three years. These classes are kept as equal in size as possible considering retirements and other circumstances.

     Nominations will be made at the Annual Meeting to reelect the five current Class I Directors whose terms expire this year. The nominees are William F. Andrews, Dr. Barry M. Bloom, William R. Fenoglio, Dr. Claire L. Gaudiani and Daniel J. Miglio. The terms of office for all elected Class I Directors will run until 1999 and until their successors are elected and qualified. Shares represented by proxies will be voted for the nominees, except where authority to do so is specifically withheld. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     All nominees have been selected on the recommendation of the Committee on Board Affairs and Public Policy. If one or more of such nominees should at the time of the Annual Meeting be unavailable as a candidate, the shares represented by the proxies will be voted for the remaining nominees and any substitute nominee or nominees designated by the Board on recommendation of the Committee, or, if none, the size of the Board will be reduced. The Committee knows of no reason why any such nominee will be unavailable or unable to serve. The Committee deliberates on nominees at the end of the year prior to each annual meeting. Shareholders who wish to nominate persons for election to the Board must comply with the procedures set forth in Article II of the By-Laws and should direct correspondence to the Secretary.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to elect Class I Directors.

Nominees for Election as Directors

                                     CLASS I
                             (Term Expires in 1996)
--------------------------------------------------------------------------------

[PHOTO]

William F. Andrews, 64, Chairman, Schrader, Inc. (manufacturer of tire valves, cores, caps, tire pressure gauges and pressure maintenance systems) (1995 to date). Chairman, Scovill Fasteners (manufacturer of apparel and industrial fasteners) (1995 to date). Chairman and Chief Executive Officer, Amdura Corporation (manufacturer and distributor of hardware and industrial machinery and equipment) (1993-1995). Advisor, Investor International (U.S.) (investment company) (1992-1994). President and Chief Executive Officer, UNR Industries, Inc. (manufacturer of steel pipe and tubing for commercial and industrial products) (1990-1991). Director of MB Communications, PT Holdings, Inc., Navistar International Corporation, Johnson Controls, Inc., Katy Industries, Corrections Corporation of America, Northwestern Steel and Wire and Black Box Corporation. Director since 1982.

--------------------------------------------------------------------------------

[PHOTO]

Barry M. Bloom, 67, Formerly Executive Vice President-Research and Development, Pfizer Inc (research-based, diversified health care company with global operations) (1992-1993); Senior Vice President (1990-1992); Vice President (1971-1990). Director of Neurogen Corporation, Vertex Pharmaceuticals Inc., Incyte Pharmaceuticals Inc. and Cubist Pharmaceuticals Inc. Member of Board of Managers and Trustee, Lawrence & Memorial Hospital. Member of Connecticut Academy of Science and Engineering. Director since 1987.

--------------------------------------------------------------------------------

[PHOTO]

William R. Fenoglio, 56, President and Chief Executive Officer, Augat Inc. (designer and manufacturer of interconnection components and subsystems) (1995 to date); President and Chief Operating Officer (1994). President and Chief Executive Officer, Barnes Group, Inc. (diversified manufacturer and distributor of precision springs and custom metal parts for industrial and heavy equipment markets, and turbine engine and airframe parts for the aerospace industry) (1991-1993); President (1985-1991). Director of Augat, Inc. Trustee of Rose-Hulman Institute of Technology. Director since 1993.

--------------------------------------------------------------------------------

[PHOTO]

Dr. Claire L. Gaudiani, 51, President, Connecticut College (1988 to date). Acting Associate Director, Joseph H. Lauder Institute for Management and International Studies, University of Pennsylvania (1984-1988); Senior Fellow, Department of Romance Languages (1981-1988). Director of Municipal Bond Insurance Association (MBIA) and Public Radio International. Chair, Campus Compact. Member of Council on Foreign Relations and former member of NCAA Presidents Commission. Director since 1989.

2
                              SNET Proxy Statement

[PHOTO]

Daniel J. Miglio, 55, Chairman of the Board, President and Chief Executive Officer of the Corporation and its principal subsidiary, The Southern New England Telephone Company (January 1994 to date); President and Chief Executive Officer (1993); President and Chief Operating Officer (1992). Director of Aristotle Corporation, New Haven Symphony Orchestra, Connecticut Public Broadcasting and the 1995 Special Olympics World Games. Chairman, International Festival of Arts and Ideas. 1995 Chairman of United States Telephone Association. Director since 1990.

Directors Continuing in Office

                                    CLASS II
                             (Term Expires in 1997)
--------------------------------------------------------------------------------

[PHOTO]

Zoe Baird, 43, Senior Vice President and General Counsel, Aetna Life & Casualty Company (life, group, accident and health insurances, pensions, bonds and casualty and property insurance) (1990 to date). Counsellor and Staff Executive, General Electric Company (diversified manufacturer of consumer and industrial products, financial services) (1986-1990). Partner, O'Melveny & Myers, Washington, D.C. (attorneys at law) (previously associate) (1981-1986). Member, American Bar Association. Director of Zurn Industries, Inc. Director since 1991.
--------------------------------------------------------------------------------

[PHOTO]

Robert L. Bennett, 58, Principal, Bennett, Fisher, Giuliano and Gottsman: The Electronic Publishing Group (consultation and management services for electronic publishing businesses) (1993 to date). President and Chief Executive Officer, Mirror Systems, Inc. (subsidiary of The Times Mirror Company providing consultation and research and development on electronic publishing for parent's operating companies) (1983-1992). Director of Raytech Corporation. Member of American Bar Association, Section of Science and Technology, and California Bar Association. Director since 1994.

--------------------------------------------------------------------------------

[PHOTO]

James R. Greenfield, 69, Senior Partner, Greenfield & Murphy (attorneys at law) (1990 to date). Principal and Director of law firm of Greenfield, Krick & Jacobs, P.C. and senior partner of predecessor firm (1958-1990). Director of New Haven Symphony Orchestra and Friends of Legal Services. Member of American Bar Association, Connecticut Bar Association, Association of Trial Lawyers of America, American Academy of Matrimonial Lawyers and International Academy of Matrimonial Lawyers. Director since 1980.

                                    CLASS III
                             (Term Expires in 1998)
--------------------------------------------------------------------------------

[PHOTO]

Richard H. Ayers, 53, Chairman and Chief Executive Officer, The Stanley Works (diversified manufacturer of consumer, builder and industrial products) (1989 to date); President and Chief Executive Officer (1987-1989); President and Chief Operating Officer (1985-1987); Executive Vice President (1984-1985). Director of The Stanley Works, Perkin-Elmer Corporation, Connecticut Mutual Investment Accounts, Inc., Connecticut Mutual Financial Services Series Fund I, Inc. and New Britain General Hospital. Director since 1986.

--------------------------------------------------------------------------------

[PHOTO]

Frank J. Connor, 65, Founder and President, Nortay Associates, Inc. (business investment and operations management) (1987 to date). President and Member of the Office of the Chairman, American Can Company (packaging, specialty retailing and financial services) (1981-1987). Chairman Emeritus of Southwestern Area Commerce & Industry Association of Connecticut and the Connecticut Business and Industry Association. Director since 1986.

--------------------------------------------------------------------------------

[PHOTO]

Ira D. Hall, 51, Director of International Operations, International Business Machines Corporation (developer, manufacturer and marketer of advanced information processing products including computers and microelectronic technology, software, networking systems and information technology-related services) (1993 to date); Treasurer, IBM United States (1990-1993); IBM Assistant Treasurer (1987-1990); Chairman and Chief Executive Officer, IBM WTC Insurance Company (1988-1994). Director of the Jackie Robinson Foundation. Member of the Advisory Council of the Stanford University Graduate School of Business. Director since 1995.

--------------------------------------------------------------------------------

[PHOTO]

Dr. Burton G. Malkiel, 63, Chemical Bank Chairman's Professor of Economics, Princeton University (1988 to date). Professor and Dean, Yale University School of Organization and Management (1981-1988). Professor and Chairman, Department of Economics, Princeton University (1968-1981). Director of Baker, Fentress and Company, Amdahl Corpora-

                                                                               3
                              SNET Proxy Statement
tion, Prudential Insurance Company of America, Vanguard Group and The Jeffrey Co. Director since 1984.

--------------------------------------------------------------------------------

[PHOTO]

Frank R. O'Keefe, Jr., 66, Formerly President of Long Wharf Capital Partners, Inc. (business investments) (1988-1990) and Chairman, President and Chief Executive Officer, Armtek Corporation (rubber chemicals, heat exchange components and systems, automotive and industrial belts and hoses) (1986-1988); President and Chief Operating Officer (1980-1986). Director of Aetna Life and Casualty Company and The United Illuminating Company. Trustee of University of Massachusetts Chancellor's Council. Director since 1984.

Compensation and Other Information
Regarding Directors

     Directors currently receive an annual retainer of $18,000, of which at least 25% is payable in Common Stock under the SNET Non-Employee Director Stock Plan (the "1994 Plan"). Upon shareholder approval of the SNET 1996 Non-Employee Director Stock Plan presented at this meeting, the 1994 Plan will terminate and the annual retainer will be reduced to $13,500 which Directors may also elect to receive in Common Stock. Directors receive a meeting fee of $1,000 for each Board and Committee meeting and Committee Chairs receive an annual retainer of $2,500. Directors may elect to defer the receipt of all or a part of their fees and retainers.

     Also, in contemplation of the new Director Stock Plan, the pension plan for Directors has been terminated with pension benefits payable only to current and retired Directors and with the amount of accrued pension benefits being frozen. In 1995, several Directors received payments as reimbursement for travel expenses in connection with attendance at meetings. The Corporation also provides life insurance, accidental death and dismemberment insurance and a telephone service concession for each Director. Directors who are also employees receive no additional compensation or benefits for serving as Directors.

     The Board held 9 meetings in 1995. All Directors attended in excess of 75% of the aggregate number of meetings of the Board and the Committees on which they served.

Committees of the Board

     The Committees established by the Board to assist it in the discharge of its responsibilities are described below.

     Audit Committee reviews the adequacy of the Corporation's system of internal control and the reliability of its financial reporting. It meets with appropriate financial management, internal auditors and external auditors in connection with these reviews. This Committee recommends to the Board the appointment of the external auditors for ratification by the shareholders at the Annual Meeting. Both the internal auditors and the external auditors periodically meet with the Audit Committee and have unrestricted access to the Committee. The Committee met 5 times in 1995. Directors Bloom (Chair), Andrews, Baird, Fenoglio and O'Keefe are members of this Committee.

     Committee on Board Affairs and Public Policy advises the Board with respect to nomination and compensation of Directors, consults with the Chairman on the functioning of the Board and examines the Board's performance in various areas of public policy. In selecting Board candidates, the Committee seeks individuals of proven judgment and competence, outstanding in their chosen fields, and considers factors such as anticipated participation in Board activities, education, geographic location and other special talents or attributes. The Committee met 4 times in 1995. Directors Gaudiani (Chair), Baird, Bloom and Greenfield are members of this Committee.

     Executive Committee meets on call of the Chairman or the Chief Executive Officer and has authority to act on matters during the intervals between Board meetings. There were no meetings of the Executive Committee in 1995. Directors Miglio (Chair), Ayers, Bloom, Connor, Gaudiani and Malkiel are members of this Committee.

     Employee Benefits Plan Committee determines whether the actions of management in administering the employee benefit, pension, savings and stock ownership plans are in the best interests of the participants and beneficiaries of such plans. The Committee, which met 6 times in 1995, makes periodic reports to the Board on its activities and reviews all material changes in the plans prior to the presentation of such changes to the Board for approval. Directors Malkiel (Chair), Andrews, Ayers, Fenoglio, and Greenfield are members of this Committee.

     Financial Resources Committee reviews and reports to the Board regarding the Corporation's financial condition and plans, and assists the Board in assuring responsible and effective utilization of financial resources. The Committee, which met 6 times in 1995, makes recommendations to the full Board for action on such matters as financial plans and objectives, dividend policy, specific plans for raising outside capital and the commitment of capital to the Corporation's various businesses. Directors Ayers (Chair), Bennett, Connor, Hall, Malkiel and O'Keefe are members of this Committee.

4
                              SNET Proxy Statement

     Personnel Resources Committee reviews management performance, makes specific recommendations to the Board regarding executive salary treatment, and administers executive incentive compensation plans. The Committee also examines management staffing and recommends to the Board the election of corporate officers. The Committee met 3 times in 1995. Directors Connor (Chair), Bennett, Hall and Gaudiani are members of this Committee.

--------------------------------------------------------------------------------

                     RATIFICATION OF APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

     Subject to shareholder ratification, the Board, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), Certified Public Accountants, as independent auditors to examine the accounts of the Corporation for the year 1996.

     The Board recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand as independent auditors for the current year. If a majority of the voting power represented at the meeting fails to ratify the appointment of Coopers & Lybrand, the Board, upon recommendation of the Audit Committee, will consider the appointment of another accounting firm.

     One or more members of Coopers & Lybrand will attend the Annual Meeting, have an opportunity to make a statement, and be available to respond to questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to ratify the appointment of Coopers & Lybrand as independent auditors for the current year.

--------------------------------------------------------------------------------

             APPROVAL OF SNET 1996 NON-EMPLOYEE DIRECTOR STOCK PLAN
                                  (PROPOSAL 3)

Introduction

     On February 14, 1996, the Board adopted the SNET 1996 Non-Employee Director Stock Plan (the "Plan") subject to shareholder approval. The effective date of the Plan, if so approved, will be June 1, 1996.

     The proposed Plan provides that each Director will receive annually 300 shares of Common Stock in lieu of cash compensation. A Director may also elect to receive up to 100% of his or her cash retainer in shares. An aggregate of 200,000 shares of Common Stock will be available for issuance under the Plan. As noted in the Directors Compensation section, the current Directors stock plan will be terminated.

Summary of Plan Provisions

     The following Plan summary is qualified in its entirety by the text of the Plan, a copy of which is included as Exhibit A.

     Eligibility. Each non-employee Director will be eligible to participate in the Plan. At present, twelve Directors are eligible.

     Amount of Shares. Each eligible Director will receive annually, in lieu of cash compensation, 300 shares of Common Stock on the last business day of the first calendar year quarter ("Stock Compensation"). Directors can elect to be paid an additional percent of their cash retainer, up to a maximum of 100% in 5% increments, in the form of shares ("Elective Stock Retainer"). Fractional shares will be paid in cash. Stock Compensation shares are non-transferable until the Director ceases to serve as a Director. Elective Stock Retainer shares are subject to a six month restriction on transferability.

     Voting and Dividend Rights. All shares distributed will have voting and dividend rights.

     Amendment and Termination. No shares will be issued after May 31, 2006. The Board at any time may amend, suspend, or terminate the Plan, but no such amendments will permit Directors who are employees to participate in the Plan and no such amendment will affect the rights of any participating Director without his or her consent.

     In addition, the Board of Directors may not, without shareholder approval, increase the number of shares issuable under the Plan, materially increase the benefits accruing to Plan participants, or materially modify Plan eligibility requirements. Certain provisions of the Plan governing eligibility, the formula for determining the shares that may be received under the Plan, and the timing of such distributions may not be amended more often than once every six months.

     Required Vote. The affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting in person or by proxy is required for approval of the proposed Plan.

     Set forth below is a New Plan Benefits Table describing the number of shares of Common Stock that non-employee Directors could have received in 1995 under the provisions of the Plan.

                                                                               5
                              SNET Proxy Statement

                                NEW PLAN BENEFITS

                         SNET 1996 NON-EMPLOYEE DIRECTOR
                                   STOCK PLAN

                                                                Number of
Name and Position                  Dollar Value*                  Units*
-----------------                  -------------                ----------
Non-Executive                    $121,500-$283,500             3,600-8,130
 Director Group

----------

* Range based upon receipt of minimum of 300 shares each and election to receive a maximum of 100% of retainer paid in Common Stock.

Recommendation of the Board of Directors

     The Board believes that the proposed Plan will promote a greater identity of interest between Directors and shareholders by enabling Directors to acquire ownership through the payment of compensation in Common Stock.

     Therefore, the Board of Directors recommends a vote FOR this proposal:

     RESOLVED: That the SNET 1996 Non-Employee Director Stock Plan is hereby approved and adopted.

--------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSAL
                                  (PROPOSAL 4)

     Mr. Kenneth Steiner of 14 Stoner Avenue Suite 2-M, Great Neck, NY, who states that he is the owner of 200 shares of Common Stock, has notified the Corporation of his intent to present a proposal at the Annual Meeting. The text of the proposal and a supporting statement are provided as follows:

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

     "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is the one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

     The Board of Directors strongly disagrees with the proponent's contention that a classified board system limits management's accountability to shareholders. The classified board system, approved by shareholders in 1986 with over 70% of outstanding shares voting in favor, provides that approximately one-third of the Corporation's Directors stand for re-election annually. This provision ensures that the Corporation will always have a majority of experienced Directors acting on your behalf to carry out the Corporation's strategies and policies.

     The Board also believes that the classified board system allows the Board to protect and enhance the long-term value of your investment in the Corporation should it be faced with an unsolicited takeover attempt. By limiting the ability to quickly assume control of the Board, an acquiror will be encouraged to negotiate, thereby allowing the Board to weigh alternatives and, if takeover is the best option, obtain the best price for the Corporation, ensuring that all shareholders share equally and fairly in any takeover premium.

     The affirmative vote of the holders of 80% of the issued and outstanding shares of Common Stock is required for the shareholders to adopt this proposal.

     YOUR BOARD URGES THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

6
                              SNET Proxy Statement

--------------------------------------------------------------------------------

SHAREHOLDER PROPOSALS

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary, Room 1500, 227 Church Street, New Haven, Connecticut 06510 and must be received by November 20, 1996.

                              OTHER MATTERS TO COME
                               BEFORE THE MEETING

     If any business not described herein should properly come before the meeting for shareholder action, the shares represented by proxies will be voted in accordance with the best judgment of the persons voting them. At the time this Proxy Statement went to press on March 14, 1996, the Corporation knew of no other matters which may be properly presented for a vote to the shareholders at the meeting. Shareholders who wish to submit a proposal for business to be conducted at the Annual Meeting of Shareholders must comply with the procedures set forth in Article I of the By-Laws.

                          REPORT OF PERSONNEL RESOURCES
                     COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

     Decisions on executive compensation are reviewed and approved by the Personnel Resources Committee ("Committee") of the Board of Directors, which is composed entirely of non-employee Directors who have no direct or indirect material interest in the Corporation or relationship with the top executives. The Committee recommends compensation levels of the top executives including the Chief Executive Officer (CEO) for approval by the entire Board. Executive compensation policy is designed to motivate and reward contribution to the Corporation's business mission and accomplishments and to enhance shareholder value.

1995 Executive Compensation

     Executive compensation paid in 1995 included base salary, annual short term incentive awards and long term compensation in the form of stock options. Compensation levels are set relative to a group of comparator companies that includes many of the S&P Telephone Index companies as well as other companies similar to the Corporation in size, location and industry.

     Executive compensation is based on individual contribution, the executive's salary grade, and the attainment of corporate and unit goals. In 1995, no executives were granted salary increases, in light of the Corporation's cost reduction efforts, which included significant downsizing and no general salary increases for management employees.

     Corporate goals for short term incentive compensation consisted of aggressive financial, service, and corporate effectiveness objectives with a relative weighting of 50%, 25%, and 25%, respectively. Threshold levels of minimum performance had to be met in all three categories for a payout to occur. In 1995, short term awards, in aggregate, for executives were below targeted levels. The Corporation achieved its financial objective for operating earnings. It fell short of its service objective, which was to significantly improve quality, as measured by customer surveys, and on balance met its corporate effectiveness objectives encompassing specific marketing, competitive positioning, culture change, business development and public policy goals.

     Long term incentives, in the form of stock options, were awarded above guideline levels to strengthen linkage with shareholder interests and further emphasize increasing shareholder value. Option grants were based on scope of responsibility, the number of options previously granted, and individual performance.

     During 1995, the Corporation was one of nine regulated companies that participated in a Connecticut Department of Public Utility Control (DPUC) review of executive compensation. The DPUC's decision cited the Corporation for "best practices" in setting executive compensation.

CEO Compensation

     Mr. Miglio's annual compensation is based on corporate performance and his contribution to that performance as well as market survey information for comparable positions in other companies. In 1995, as for other executives, his base salary was unchanged. He received a short term incentive award which was below target, based on performance against the Board approved corporate objectives. His long term incentive, in the form of stock option grants, was above guideline level to further emphasize the importance of increasing shareholder value.

Submitted by:
Robert L. Bennett
Frank J. Connor
Dr. Claire L. Gaudiani
Ira D. Hall

                                                                              7
                              SNET Proxy Statement

     The following table covers compensation for the Chief Executive Officer and the other four most highly compensated executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-term
                                                                                 Compensation
                                                                                -------------
                                                    Annual Compensation                Awards
---------------------------------------------------------------------------------------------
                                                                          Other     Securities
                                                                         Annual     Underlying       All Other
Name and                                                                Compen-       Options/         Compen-
principal                                 Salary         Bonus           sation           SARs         sation
position                    Year         ($) (1)       ($) (2)              ($)            (#)         ($) (3)
--------------------------------------------------------------------------------------------------------------
Daniel J. Miglio            1995        $404,380      $176,000         $  4,668        150,000         $11,568
 Chairman, President and    1994         404,380       240,000            7,484         75,000          11,341
 Chief Executive Officer    1993         400,934       180,000            8,593         60,000          15,247

Jean M. LaVecchia           1995         178,449        54,000            4,532         40,000           7,092
 Senior Vice President--    1994         167,926        59,300            7,021         15,000           6,992
 Organization Development

Ronald M. Serrano           1995         303,469        92,400            8,027         70,000           7,200
 Senior Vice President--    1994         298,455       124,000           10,779         40,000           6,600
 Corporate Development      1993         267,395        84,500           93,598         61,000               0

Donald R. Shassian          1995         303,469        92,400            8,766         60,000           6,600
 Senior Vice President and  1994         302,891       126,000            7,933         40,000               0
 Chief Financial Officer    1993          25,000             0(4)             0         50,000               0

Madelyn M. DeMatteo         1995         183,580        55,500            4,680         40,000           9,234
 Vice President, General    1994         178,969        73,700            4,783         10,000           9,129
 Counsel and Secretary      1993         161,897        43,700            4,362         10,000           9,594
--------------------------------------------------------------------------------------------------------------

(1) Includes imputed income for benefits provided under the Corporation's employee benefit plans.

(2) Represents incentive compensation under the SNET Short Term Incentive Plan for achieving performance-based objectives.

(3) In 1995, for Mr. Miglio, Ms. LaVecchia, Mr. Serrano, Mr. Shassian and Ms. DeMatteo, respectively, includes the following dividend equivalents earned on shares deferred under the SNET Long Term Incentive Plan; $4,368, $0, $0, $0 and $2,034; and matching company contributions credited to participants' accounts under the SNET Management Retirement Savings Plan; $7,200, $7,092, $7,200, $6,600 and $7,200.

(4)  Mr. Shassian was not eligible to participate.

8
                              SNET Proxy Statement

                                      OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                        Individual Grants
                                ----------------------------------
                                     Number of         % of Total
                                    Securities        Options/SAR                                   Grant Date
                                    Underlying         Granted to    Exercise or                       Present
                                  Options/SARs       Employees in     Base Price     Expiration          Value
Name                            Granted (#)(1)        Fiscal Year         ($/Sh)           Date        ($) (2)
---------------------------------------------------------------------------------------------------------------
Daniel J. Miglio                       150,000               5.92         $34.00        2-08-05       $979,500
 Chairman, President and
 Chief Executive Officer

Jean M. LaVecchia                       40,000               1.58          34.00        2-08-05        261,200
 Senior Vice President--
 Organization Development

Ronald M. Serrano                       70,000               2.76          34.00        2-08-05        457,100
 Senior Vice President--
 Corporate Development

Donald R. Shassian                      60,000               2.37          34.00        2-08-05        391,800
 Senior Vice President and
 Chief Financial Officer

Madelyn M. DeMatteo                     40,000               1.58          34.00        2-08-05        261,200
 Vice President, General
 Counsel and Secretary
-----------------------------------------------------------------------------------------------------------------------

(1) Under the SNET 1986 Stock Option Plan, executive officers and other key employees are eligible to receive option grants to purchase Common Stock as Incentive Stock Options or as Non-qualified Stock Options. The exercise price of each option must be equal to or greater than the fair market value of Common Stock on the date of grant of the option. The term of an option cannot exceed ten years from the date of grant. Options vest annually in twenty-five percent installments beginning one year after the grant date. Upon a change in control, all options previously granted become immediately exercisable and remain exercisable and non-cancellable for a period of six months and seven days following a termination of employment provided those options do not expire within the ten-year period established under the plan. Executive officers subject to Section 16 who held options for at least six months prior to the change in control shall have options cancelled in exchange for a cash payment equal to the excess of the change in control price per share of Common Stock over the purchase price per share under the option multiplied by the number of shares of Common Stock granted under the option being cancelled, with such payment to be made by the Corporation within 30 days of the date of the change in control.

(2) The Black-Scholes option pricing model was used to estimate the options' grant date present value. Assumptions for options granted are as follows:
     20% volatility; risk free rate of return of 7.45% based on five-year U.S. Treasury securities; dividend yield of 5.176%; and an estimated period to exercise of 5 years.

                                                                               9
                              SNET Proxy Statement

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                           Number of
                                                                          Securities                  Value of
                                                                          Underlying               Unexercised
                                                                         Unexericsed              In-the-Money
                                                                     Options/SARs at           Options/SARs at
                                                                          FY-End (#)               FY-End ($)*
                                                                -----------------------------------------------
                          Shares Acquired                               Exercisable/              Exercisable/
      Name                 On Exercise(#)     Value Realized ($)       Unexercisable             Unexercisable
---------------------------------------------------------------------------------------------------------------
Daniel J. Miglio                --                   --               71,750/236,250       $450,244/$1,422,422
 Chairman, President and
 Chief Executive Officer

Jean M. LaVecchia               --                   --                15,950/56,250            91,778/338,672
 Senior Vice President--
 Organization Development

Ronald M. Serrano               --                   --               40,500/130,500           217,279/783,531
 Senior Vice President--
 Corporate Development

Donald R. Shassian              --                   --               35,000/115,000           161,562/670,312
 Senior Vice President
 and Chief Financial Officer

Madelyn M. DeMatteo             --                   --                17,050/52,500           118,478/307,969
 Vice President, General
 Counsel and Secretary
-------------------------------------------------------------------------------------------------------------------------

*    Based upon 1995 fiscal year end stock price of $39.75.

Pension Plan

     The following table shows the estimated annual benefits payable as a single life annuity under the SNET Management Pension Plan ("Pension Plan") and the SNET Pension Benefit Plan ("Non-Qualified Plan") on retirement at age 65 to persons in the earnings classifications and with the years of service shown.

     Effective January 1, 1996, the Pension Plan was amended to convert to a Cash Balance system, using a formula to create an opening cash balance account and providing for the annual accrual of pay and interest credits. The plan as amended permits a participant to receive a distribution, either as a lump sum payment or an annuity, at the time the participant terminates service, regardless of age. Also effective January 1, 1996, the Non-Qualified Plan was amended to provide that the total pension benefit payable to the executive is computed pursuant to the formula under the Pension Plan.

                                       PENSION PLAN TABLE
-------------------------------------------------------------------------------------------------------------
                                               Years of Service and Pension Amount(2)(3)
-------------------------------------------------------------------------------------------------------------
  Compensation(1)     15 years     20 years     25 years     30 years      35 years     40 years     45 years
-------------------------------------------------------------------------------------------------------------
         $175,000     $ 37,824     $ 54,820     $ 71,919     $ 93,454      $114,653     $141,831     $168,577
          250,000       56,746       82,244      107,898      140,205       172,010      212,784      252,911
          325,000       75,667      109,668      143,877      186,957       229,367      283,737      337,244
          400,000       94,589      137,093      179,856      233,709       286,724      354,690      421,578
          475,000      113,511      164,517      215,835      280,460       344,081      425,643      505,911
          550,000      132,433      191,942      251,814      327,212       401,438      496,596      590,244
          625,000      151,355      219,366      287,793      373,964       458,795      567,549      674,578
          700,000      170,277      246,791      323,772      420,716       516,152      638,502      758,911
-------------------------------------------------------------------------------------------------------------

(1) Compensation included in determining annual pay credits includes the participant's annual salary and eligible incentive pay.

(2) The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

(3) As of December 31, 1995, Mr. Miglio, Ms. LaVecchia, Mr. Serrano, Mr. Shassian and Ms. DeMatteo had accrued 33, 22, 2, 2 and 22 years of service, respectively.

10
                              SNET Proxy Statement

Change-in-Control Agreements

     Change-in-Control agreements have been entered into with certain executives designed to afford these executives limited employment and compensation protection in the event of a substantial change in ownership of the Corporation. The Corporation has agreed to continue to employ the affected executives for a period of two years following such a change in ownership, and, in the event of early termination of such an executive, to pay severance benefits of no greater than two times the executive's salary and incentive compensation. The agreements contain other provisions designed to prevent the loss of retirement, insurance, and other benefits arising from a termination before the end of the term of employment and to reimburse the executive for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The Corporation has entered into such agreements with Mr. Miglio, Ms. LaVecchia, Mr. Serrano, Mr. Shassian and Ms. DeMatteo who are listed in the Summary Compensation Table.

--------------------------------------------------------------------------------
                                PERFORMANCE GRAPH

     The following line graph compares the Corporation's five-year cumulative total return to shareholders, including the reinvestment of dividends, to that of the Standard and Poor's 500 Index and the Telephone segment of the Standard and Poor's Utility Index.

                --GRAPHICAL REPRESENTATION OF DATA TABLE BELOW--

                        1990      1991      1992      1993      1994      1995
                        ----     ------    ------    ------    ------    ------
S&P 500                  100     130.47    140.41    154.56    156.60    215.45
SNET                     100     101.95    120.66    128.96    122.21    157.57
S&P TELEPHONE INDEX      100     107.54    118.01    136.29    130.66    196.82

                              CERTAIN TRANSACTIONS

     Effective February 1, 1994, the Corporation's major subsidiary entered into a new services agreement with North Supply Company ("North Supply"), a subsidiary of Sprint, a beneficial owner of more than 5% of the outstanding Common Stock, for the purchase of general materials and supplies supporting the Corporation's telephone operations, including warehousing. North Supply also entered into agreements with other subsidiaries of the Corporation for general equipment purchases and warehousing services. During 1995 total purchases from North Supply were approximately $54,200,000.

--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS

     The consolidated financial statements of the Corporation for 1995 are included herein in the Corporation's 1995 Annual Report to Shareholders. A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1995, WILL BE FURNISHED, WITHOUT CHARGE, ON REQUEST DIRECTED TO THE CORPORATION'S TRANSFER AGENT AND REGISTRAR, STATE STREET BANK AND TRUST COMPANY, P.O. BOX 8200, BOSTON, MASSACHUSETTS 02266-8200.

                        By Order of the Board of Directors

                        MADELYN M. DEMATTEO
                        Secretary

March 20, 1996

                                                                              11
                              SNET Proxy Statement

                                                                       EXHIBIT A

               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

                      1996 NON-EMPLOYEE DIRECTOR STOCK PLAN

 1.  Establishment of Plan

     There is hereby established a plan (the "Plan") effective on the Effective Date, as defined herein, whereby Directors of the Company, in consideration for services rendered to the Company, shall receive shares of the common stock of the Company. The Plan is intended to promote a greater identity of interest between the Company's Directors and its shareholders and to attract and retain Directors by enabling such Directors to share in the growth of the Company.

 2.  Definitions

     The following defined terms are used in the Plan:

     2.1  "Board" shall mean the Board of Directors of the Company.

     2.2 "Committee" shall mean the Committee on Board Affairs and Public Policy of the Board.

     2.3 "Company" shall mean the Southern New England Telecommunications Corporation.

     2.4 "Director" shall mean a member of the Board who is not currently an employee of the Company or any of its subsidiaries.

     2.5  "Effective Date" shall mean June 1, 1996.

     2.6  "Payment Date" shall mean the last business day of a calendar quarter.

     2.7 "Retainer" shall mean the portion of a Director's total cash compensation that is fixed and paid without regard to his/her attendance at meetings. "Retainer" shall not include the Chairperson's Retainer payable to the Chairperson of a Board committee.

     2.8 "Shares" shall mean shares of the Company's common stock, $1.00 par value.

 3.  Stock Compensation Determination

     3.1 Each Director on the Effective Date and each person who becomes a Director after the Effective Date shall be paid three hundred (300) Shares ("Stock Compensation Shares") annually on the date set forth in
          Section 4 hereof.

     3.2 Each Director may elect to be paid a percent of his/her Retainer in the form of Shares in lieu of cash ("Elective Stock Retainer"); provided, however, that any such amount so elected shall be in increments of five percent (5%) of the Retainer, and, provided further, that the value of any fractional shares thereof shall be paid in cash. Any such election shall be irrevocable for the calendar year to which it relates and shall be made in writing prior to the beginning of the calendar year to which it relates and at least six months in advance of the first Payment Date of such calendar year.

     3.3 The number of Shares of an Elective Stock Retainer shall be determined by dividing the amount of a Director's Retainer that is to be paid in Shares by the fair market value of a Share as of the close of trading on the business day first preceding the Payment Date.

     3.4 The number of Shares to be granted under the Plan shall be adjusted for any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, exchange of Shares or other similar events.

 4.  Stock Compensation Distribution

     4.1 Each person who is a Director on the Effective Date shall receive Stock Compensation Shares on July 1, 1996 and for years thereafter on the first quarter's Payment Date provided such person is a Director on such Payment Date. Each person who becomes a Director after the Effective Date shall receive Stock Compensation Shares on the Payment Date for the calendar quarter during which he or she became a Director and for years thereafter on the first quarter's Payment Date provided such person is a Director on such Payment Date.

     4.2 A Director shall receive any Elective Stock Retainer Shares, if the Elective Stock Retainer represents twenty-five percent (25%) or less of the Retainer, on

12
                              SNET Proxy Statement
          the Payment Date for the first calendar quarter and for each additional increment of twenty-five percent (25%) or less, on the Payment Date for the next succeeding calendar quarter.

     4.3 On or before a Payment Date on which Shares are received, a Director may execute an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") to include in income the value of the Shares as of such Payment Date.

     4.4 Shares shall be transferred on the books of the Company on the Payment Date. In the event of the death of a Director, any Shares owned by such Director shall be delivered to the beneficiary designated by the Director on a form provided by the Committee, or in the absence of such designation, to the Director's estate. In the event of the death of a Director, or the resignation of a Director from the Board, prior to a Payment Date, such Director shall not be entitled to receive any Shares with respect to such quarter and instead such Director or the Director's beneficiary or estate, whichever is applicable, shall receive cash.

     4.5 The Shares transferred pursuant to the Plan shall be either authorized but unissued shares of common stock of the Company or issued shares reacquired and held as treasury shares. The total number of Shares reserved for issuance shall not exceed in the aggregate 200,000 shares of common stock of the Company.

 5.  Dividend and Voting Rights

     The Director, as owner of the Shares issued hereunder, shall have all the rights of a shareholder of the Company, including, but not limited to, the right to vote such shares and the right to receive all dividends declared or paid on such Shares. Notwithstanding the above, any Shares deferred pursuant to the SNET Deferred Compensation Plan for Non-Employee Directors shall accrue an amount equal to any dividends payable on such Shares and such Shares shall not carry any voting rights until such time as such Shares are distributed pursuant to such Deferred Compensation Plan.

 6.  Holding Period

     A Director shall not sell, transfer, assign or pledge any Elective Stock Retainer Shares received on a Payment Date for a period of six months following such Payment Date. A Director shall not sell, transfer, assign or pledge any Stock Compensation Shares until such Director terminates his or her service as a Director.

 7.  Change in Control

     Notwithstanding any provision of the Plan to the contrary, upon a Change in Control, as defined below, all Shares not deferred shall be immediately and fully transferable, subject to applicable federal securities laws, by a Director. In the event of a Change in Control during a calendar quarter in which a Director would receive Shares pursuant to a Section 3, such Shares shall be transferred on the last business day prior to the Change in Control.

     For purposes of this Section, Change in Control shall mean:

          (a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of
     1934) ("Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 thereunder) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) participated in by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a "Corporate Transaction"), if, pursuant to such Corporate Transaction, the conditions described in clauses (i), (ii) and (iii) of Paragraph (c) of this Section 7 are satisfied; or

          (b) a change in the composition of the Board such that the individuals who, as of June 1, 1996,

                                                                              13
                              SNET Proxy Statement
     constitute the Board (the Board as of the above date shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this
     Section 7, that any individual who becomes a member of the Board subsequent to the above date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of those individuals who are members of the Board also shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board; or

         (c) the approval by the shareholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) participated in by the Company or such corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (d) the approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company and any employee benefit plan (or related trust) participated in by the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent

14
                              SNET Proxy Statement

          Board will constitute at least a majority of the members of the board of directors of such corporation.

 8.  Administration

     The Plan shall be administered by the Committee, which shall have the sole authority to adopt rules and regulations for carrying out the Plan and shall interpret and administer the Plan. The Plan shall be administered such that any Director participating in the Plan shall continue to be deemed to be a "disinterested person" under, and any transaction hereunder shall be governed by, Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act ("Rule") as such Rule is in effect on the Effective Date and as it may be subsequently amended.

 9.  Governing Law

     The Plan shall be construed in all respects under the laws of the State of Connecticut and the securities laws of the United States.

10.  Amendment and Termination

     The Plan may be amended at any time by the Board; provided, however, that the Board may not, without further approval of the Company's shareholders, increase the number of Shares issuable under the Plan, materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan; and provided, further, however, that the provisions of Sections 2.4, 3.1, 3.2, 3.3, 4.1, 4.2, and 4.5 may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Senior Vice President-Organization Development of the Company, with the concurrence of the Vice President and General Counsel, shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan which may be dictated by requirements of federal or state statutes applicable to the Company. No modification or termination of the Plan shall, without the participant's consent, alter or impair any of the participant's rights or obligations under the Plan.

     The Plan shall terminate upon the earlier of the following events to occur:

     (a) Upon the issuance of all Shares under the Plan; or

     (b) Ten (10) years after the Effective Date.

11.  Shareholder Approval

     This Plan shall become effective on June 1, 1996 subject to the approval of the Plan by the shareholders of the Company.

                                                                              15
                              SNET Proxy Statement

                      [THIS PAGE INTENTIONALLY LEFT BLANK]




16
                              SNET Proxy Statement

FINANCIAL INFORMATION
        Financial Highlights                                                  18
        Business Highlights                                                   19
        Letter to Shareowners                                                 20
        Financial Commentary                                                  22
        Financial Reports
          Report on Consolidated Financial Statements                         28
          Report of Audit Committee                                           29
          Report of Independent Accountants                                   29
        Consolidated Financial Statements
          Statements of (Loss) Income                                         30
          Balance Sheets                                                      31
          Statements of Changes in Shareholders' Equity                       32
          Statements of Cash Flows                                            33
        Notes to Consolidated Financial Statements
          Summary of Significant Accounting Policies                          34
          Discontinuance of SFAS No. 71                                       35
          Acquisitions and Sale of Assets                                     36
          Employee Benefits                                                   37
          Income Taxes                                                        39
          Restructuring Charge                                                40
          Short-term Debt                                                     41
          Long-term Debt                                                      41
          Commitments and Contingencies                                       42
          Discontinued Operations                                             42
          Financial Instruments                                               43
          Common, Preferred and Preference Shares                             43
          Supplemental Financial Information                                  43
          Stock Option Plans                                                  45
          Quarterly Financial Information (Unaudited)                         45
        Financial and Statistical Data (Unaudited)                            46
        Investor Information                                                  47
        Other Information                                                     48

Who We Are SNET is a Connecticut-based company reaching beyond its traditional borders to offer wireline, wireless and information and entertainment services, including local, national and international calling; mobile communications; and publishing, information and advertising. The company is building I-SNET(SM), a statewide, information superhighway that brings to customers a full array of information, communications and entertainment services.

                                                                              17
                               SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

FINANCIAL HIGHLIGHTS

Dollars in Millions, Except as Noted                                                1995            1994            1993
------------------------------------------------------------------------------------------------------------------------

Operating Results

Revenues and Sales                                                              $1,838.5         $1,717.0        $1,653.6
 Annual Growth                                                                       7.1%             3.8%            2.4%
Costs and Expenses(1)                                                           $1,128.2         $1,014.0        $1,358.9(2)
Operating Earnings(3)                                                           $  710.3         $  703.0        $  294.7(2)
Net (Loss) Income                                                               $ (518.3)(4)     $  177.6        $ (318.1)(2)
-------------------------------------------------------------------------------------------------------------------------

Per Common Share (dollars)

Income (Loss) from Continuing Operations                                        $   2.60         $   2.77        $    (.68)(2)
Net (Loss) Income                                                               $  (7.99)(4)     $   2.77        $   (4.99)(2)
Dividends Declared                                                              $   1.76         $   1.76        $    1.76
Market Price (year-end)                                                         $ 39.750         $ 32.375        $  36.125
--------------------------------------------------------------------------------------------------------------------------

At Year-End

Total Assets                                                                    $2,724.2         $3,504.6        $ 3,761.5
Debt Ratio                                                                          80.0%(5)         51.0%            59.9%
Telephone Company Wireline Employees                                               7,742            8,604            9,087
Total Employees                                                                    9,070            9,797           10,476
--------------------------------------------------------------------------------------------------------------------------

Statistical Data

Network Access Lines in Service (thousands)                                        2,073            2,009            1,964
 Annual Growth                                                                       3.2%             2.3%             1.4%
Network Interstate Access Minutes of Use (millions)                                7,298            6,917            6,522
 Annual Growth                                                                       5.5%             6.1%             4.7%
Cellular Subscribers (thousands)                                                     323              166               88
 Annual Growth                                                                      94.6%            88.6%            29.4%
--------------------------------------------------------------------------------------------------------------------------

Other Data

Telephone Company Wireline Cost Per Access Line (dollars)(6)                    $    320         $    340         $    365
Net Cash Provided by Operating Activities                                       $  439.2         $  422.6         $  478.7
Cash Expended for Capital Additions                                             $  354.0         $  282.3         $  267.3
Cash Dividends Paid                                                             $   98.0         $   97.2         $   96.7
==========================================================================================================================

(1)  Excludes depreciation and amortization.

(2) Includes a charge for restructuring in 1993 that reduced operating earnings, net income and earnings per share by $355.0, $204.2 and $3.21, respectively.

(3) Represents earnings before interest, taxes, depreciation and amortization. Operating earnings is not a generally accepted accounting principle measurement. Management provides this measurement for informational purposes only.

(4) Includes a $1,202.6 extraordinary charge for the discontinuance of SFAS No. 71 in 1995 that reduced net income and earnings per share by $687.1 and $10.59, respectively.

(5) Excluding the effect of the non-cash extraordinary charge related to SFAS No. 71, the 1995 debt ratio would have been 57.6%. Excluding the combined effect of the charge related to SFAS No. 71 and the debt issued to acquire the cellular properties, the 1995 debt ratio would have been 48.0%.

(6) Excludes depreciation and amortization; 1993 also excludes the before-tax restructuring charge.

18
                               SNET Annual Report

BUSINESS HIGHLIGHTS

Wireless We completed the largest acquisition in SNET's history when we acquired cellular properties contiguous to our existing territory. In a single move we increased by over 70 percent our stake in a business with outstanding growth potential. Our market area for wireless services now encompasses more than 5.5 million people.

     And, following a very successful trial, we just introduced SNET Personal Phone Service(SM) for busy customers who need to stay in touch while they're on the go. We're expanding wireless communications from just something to use in the car to an anywhere, anytime communications tool.

     Wireline We achieved an industry first with I-SNET, the broadband network we are building in Connecticut. On October 30, 1995 for the first time in the U.S. a customer's telephone call was carried on a hybrid fiber/coax ("HFC") architecture. By the end of this year, up to 80,000 lines of the HFC network will be carrying telecommunications service. By 1997, we will have broadband distribution to 500,000 lines in Connecticut's strongest market areas.

     We also developed a uniquely effective way to provide electrical power and enhanced reliability on the information superhighway by putting power conductors around our fiber-optic lines. Our technique keeps the network up and running during electrical power outages. And it doesn't clutter up the landscape with refrigerator-sized generators. This technique may well become the industry standard; it's so good we're patenting it.

     We've had a terrific response to our bundled "All Distance" product, which packages in-state, out-of-state and international calling at very competitive rates. Customers like not only the discounts but the simplicity of having one provider for all their calling needs and the comfort of dealing with a local company they trust. Better yet, "All Distance" is just the beginning. We intend to use this packaged-product marketing approach a lot more to win and keep customers.

     We launched SNET Internet(SM), Connecticut's newest and best route to the Web. And we stretched ISDN availability to every corner of the state. ISDN creates two digital channels on a single, standard phone line -- very useful for Internet users, telecommuters, videoconferencers and for faxing. We also brought our expertise to the security business, introducing a state-of-the-art security-systems service for the home and small business market. This is part of our strategy to reach beyond traditional boundaries to anticipate customers' information-age needs and bring them the products they want.

     And we're building a new education on-ramp to I-SNET, by hooking Connecticut schools into the information age through an exciting new program called "SNET Classroom Connections." This unique, integrated wide-ranging program will bring phone lines into the classroom, give schools Internet access and offer voice mail.

     Information and Entertainment Customers asked for it. They got it -- another choice for cable service. We're entering the cable TV business. Another first among our peers. We took the first steps in January 1996 to make our newest subsidiary, SNET Personal Vision, Inc., a statewide cable TV franchisee. We'll use I-SNET to reach customers with exciting programming and pay-per-view services. Our excellent record of customer service, good value, superior technical quality and network reliability, as well as the broadest product offerings of any communications provider, will give us a clear competitive edge.

     And our publishing business continued to leverage its strong customer relationships and move toward becoming a full-service advertising and media company. We expect that this $180+ million a year business will grow over 25 percent by the turn of the century.

     We also unveiled a new logo for SNET to strengthen our brand name and signal that we've transformed ourselves from a plain old telco to a dynamic communications, information and entertainment company. In addition, we helped support economic growth in the state and promoted our brand name as the proud sponsor of the Special Olympics World Games and the extremely popular SNET Classic, which brought professional women's tennis to Connecticut.

Influencing Public Policy We are encouraged that new federal legislation has become law. It will accelerate the reshaping of this industry. We at SNET look forward to entering the entertainment business, broadening our product line and bringing the benefits of greater choice and better services to customers. Connecticut is ahead of the federal government in encouraging competition in the information-age marketplace. Also, since SNET was not majority owned by AT&T and therefore not a party to the Modified Final Judgment that defined the breakup of the Bell System, we didn't have the restrictions that the Regional Bells have faced, such as offering long-distance services. In fact, we entered that lucrative business more than two years ago.

On the state level, the Department of Public Utility Control ("DPUC") is working on a comprehensive series of proceedings designed to implement landmark state legislation passed in 1994 that opened the gate to full telecommunications competition. Our objective is regulation that is streamlined, costs less, allows us to price competitively and applies equally to all competitive services. The DPUC issued a draft decision in early 1996, implementing alternative regulation and making the "rate case" an artifact of the monopoly era.

                                                                              19
                               SNET Annual Report

LETTER TO SHAREOWNERS
To Our Shareowners:

Those who watch the information industry have their eyes on Connecticut. The future of the industry, with competition in every part of our business and the expected explosion of demand for new services, is happening right here, today, in Connecticut. That puts SNET on the cutting edge. We are the forerunner -- the model -- for what the telecommunications industry will become.

     We've rebuilt SNET according to our vision of the new information-age. We looked into the future and began years ago -- well before competitors fired their first salvos in Connecticut -- to take decisive action that will make us a successful company in the years ahead. SNET is now a more nimble organization riveted on profitable growth.

     We are accomplishing what we set out to do. We're increasing revenues and earnings even with more competition. At the same time, we're continuing to invest heavily for future growth that will make SNET an increasingly attractive investment.

1995 Earnings From Operations Up 9 Percent,
Capping Eight Consecutive Quarters of Growth

Although we reported a net loss of $518 million or $7.99 per share for 1995, the loss resulted from an extraordinary accounting change that we and other telecommunications companies made. It also reflected dilution from our strategic cellular acquisitions. These unusual factors mask our very strong underlying performance, with eight consecutive quarters of solid growth. Earnings from operations, excluding one-time items and the expected dilution, were $3.01 per share, up 9 percent over the $2.77 per share earned in 1994.

     The extraordinary non-cash charge was for discontinuing the use of Statement of Financial Accounting Standards No. 71, which is covered in detail elsewhere in this report. The main purpose of the charge was to recognize depreciation reserve deficiencies.

     Consolidated revenues and sales for 1995 were up 7 percent to $1.8 billion. Wireline revenues were up 4.5 percent. Interstate and international toll revenues grew more than four-fold from $8 million to $39 million for 1995, and access lines increased more than 3 percent. Wireless revenues, at $173 million, were up 45 percent, reflecting a surge of new customers and the cellular acquisitions we completed in July. Our preacquisition customer-growth rate was over 50 percent, a phenomenal increase. With the acquisition, we had an overall 95 percent increase in wireless customers for the year.

     Consolidated operating expenses were up 12 percent for 1995. Wireline expenses increased only 2 percent with expenditures for growth in interstate and international toll service virtually offset by cost-reduction initiatives. Expenses for our fastest-developing businesses -- Wireless and Information and Entertainment -- rose 55 percent in support of present and future growth. Depreciation and amortization expense increased $17 million and interest expense was up $11 million, due mainly to the cellular acquisitions.


                                    {PHOTO]
EVA Is Our 1996 Internal
Financial-Management Tool

     Over the past two years we've been migrating away from traditional financial-management measures toward economic contribution, also known as economic value added or EVA(R), because we believe EVA correlates more closely with shareowner value. Accordingly, in 1996 economic contribution is the internal financial measurement for managing the business and rewarding performance.

     The adoption of EVA and the recent granting of stock options to all management employees take us another large step toward more directly aligning management and shareowner interests.

We Have Realigned SNET to Better
Serve Customers and Get Innovative
Products to Market Fast

     Our new retail organization will meet customer needs for customized packages of communications, information and entertainment services, thus enhancing our ability to defend and grow our share of the expanding information industry pie.

     Our wholesale organization is deploying new technology, reducing operating costs and continuously

20
                               SNET Annual Report
improving service quality to assure that SNET's statewide network remains preeminent in Connecticut. We're now in a unique position to offer an impressive array of network and support services to the host of new carriers who can benefit from our expertise as well as to existing carriers who choose to outsource certain transport, intelligence or support functions.

     Our structure is, to my knowledge, unique in the industry. And I believe it will serve as a prototype for others in the years to come.

Our Unique Competitive Advantages
Make SNET Stand Out

Competition means choice for consumers. But it has also brought a barrage of confusing and often misleading "noise" -- ads, telemarketing calls and direct mail -- to consumers who have more important things to worry about.

     SNET stands out from the noise. We are capitalizing on our strengths to stay ahead of the competition.

O We have by far the broadest product offerings for communications, information and entertainment services.

O We're the only company competing in Connecticut with a ubiquitous statewide network.

O    As the home team, we know Connecticut customers best.

O We're small enough to turn on a dime, but large enough to invest in new technology and future growth and ensure totally reliable wireline and wireless communications for our customers.

O Our employees are committed to winning customers and beating the competition. Their statewide community presence and involvement are a powerful force.

We're Taking Bold Initiatives and Capitalizing on Growth Opportunities

We set high goals and we're achieving them. We're continuing to strengthen our already broad, powerful product line, and we're pushing to reach ambitious, best-in-class service objectives. Our efforts to streamline and lower our cost structure are paying off. So are our efforts to strengthen and leverage our brand name. When I consider the launch of I-SNET, our growing marketing savvy, our technological firsts, our strategic expansion in the fast-growing wireless business -- I'm proud of what we have accomplished so far.

     What does the future hold for SNET?

     We will be a dynamic, rapidly growing company by fulfilling the tremendous unmet needs of our customers for information, communications and entertainment services. Our diverse, highly talented team of people will be proud of our reputation for world-class service and the ways by which they enhance the professional and personal lives of our customers.

     As we continue to strengthen customer relationships, we are building value for shareowners. We have taken bold initiatives to prepare for full competition and capitalize on new growth opportunities. We're eager for the future. We're more than up to the challenge.

[Signature]

Daniel J. Miglio
Chairman and Chief Executive Officer
February 7, 1996

                                                                              21
                               SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

FINANCIAL COMMENTARY
(Dollars in Millions, Except Per Share Amounts)

Operating Results

Southern New England Telecommunications Corporation ("Corporation") has business units in the following telecommunications product groups: wireline; wireless; and information and entertainment. Wireline includes telephone related services, premium services and equipment sales. Wireless consists of cellular and paging services; and information and entertainment includes publishing and multimedia services. Non-telecommunications services, such as real estate and holding company operations, are included in other.

     Income (loss) from continuing operations was $168.8, $177.6 and $(43.6) in 1995, 1994 and 1993, respectively. The corresponding earnings (loss) per share for those years were $2.60, $2.77 and $(.68). The financial results are summarized as follows:

For the Years Ended December 31,           1995          1994            1993
-----------------------------------------------------------------------------
Income (loss) from continuing
 operations                             $ 168.8        $177.6         $ (43.6)
Discontinued operations, net of tax      --                --           (10.3)
Extraordinary charges, net of tax        (687.1)           --           (44.0)
Cumulative effect of
 accounting changes                          --            --          (220.2)
-----------------------------------------------------------------------------
Net (Loss) Income                       $(518.3)       $177.6         $(318.1)
=============================================================================
(Loss) Earnings Per Share:
 Continuing operations                  $  2.60        $ 2.77         $  (.68)
 Discontinued operations                     --            --            (.16)
 Extraordinary charges                   (10.59)           --            (.69)
 Cumulative effect of
  accounting changes                         --            --           (3.46)
-----------------------------------------------------------------------------
(Loss) Earnings Per Share               $ (7.99)       $ 2.77         $ (4.99)
=============================================================================

     Income (loss) from continuing operations decreased $8.8 in 1995 due primarily to the impact of the cellular acquisitions completed in July 1995 of approximately $19, or $.29 per share dilution. Strong operating earnings in the wireline business offset partially this decrease. Also included in 1995 was a $11.0 charge, $6.3 or $.10 per share after-tax, associated primarily with a court ruling on The Southern New England Telephone Company's ("Telephone Company") labor practices [see Note 9].

     In 1994, income (loss) from continuing operations increased $221.2 due primarily to the absence of a $355.0 restructuring charge, $204.2 or $3.21 per share after-tax, recorded in 1993 [see Note 6].

     In 1995, the Corporation recorded a non-cash extraordinary charge of $1,202.6, $687.1 or $10.59 per share after-tax, related to the discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" for financial reporting purposes. This non-cash extraordinary charge consisted of the elimination of net regulatory assets and the recognition of depreciation reserve deficiencies for intrastate and interstate operations [see Note 2]. The Telephone Company determined that due to emerging competition and the change in its regulatory environment, it would change from the methodology under SFAS No. 71, which specifies accounting standards required for public utilities and certain other regulated companies, to one which is more appropriate for a competitive environment. As a result of this charge, net loss for 1995 was $518.3, or $7.99 per share.

     In 1993, the Corporation recorded an after-tax loss of $10.3, or $.16 per share, in connection with the discontinuance of certain operations [see Note 10]. In addition, an after-tax extraordinary charge associated with the early extinguishment of debt of $44.0, or $.69 per share, was recorded in 1993 [see
Note 8]. The adoption of financial accounting standards relating to postretirement benefits other than pension, post-employment benefits and income taxes resulted in a charge totaling $220.2, or $3.46 per share, in 1993 [see
Note 1]. As a result of these items, net loss for 1993 was $318.1, or $4.99 per share.

Revenues and Sales

     Revenues and sales increased $121.5, or 7.1%, in 1995 and $63.4, or 3.8%, in 1994. The components of revenues and sales by product group are summarized as follows:

For the Years Ended December 31,                 1995         1994         1993
--------------------------------------------------------------------------------
WIRELINE
Local service                                 $ 641.6      $ 618.8      $ 566.7
Network access                                  369.4        354.5        342.8
Intrastate toll                                 266.4        295.4        339.8
Interstate and international toll                39.4          8.1           .9
Premium services and
 equipment sales                                104.9        103.2        115.4
Other revenues                                   50.2         28.7         15.1
WIRELESS
Cellular                                        160.9        101.5         70.1
Paging                                           12.2         17.8          6.8
INFORMATION AND ENTERTAINMENT                   180.9        180.5        180.2
OTHER                                            12.6          8.5         15.8
--------------------------------------------------------------------------------
Revenues and Sales                           $1,838.5     $1,717.0     $1,653.6
================================================================================
WIRELINE Local service revenues, derived from providing local exchange, public telephone and local private line services, increased $22.8, or 3.7%, in 1995 and $52.1, or 9.2%, in 1994. In 1995, the increase was due primarily to strong growth of 3.2% in access lines in service, including significant growth in second residential access lines. The increase of 64,000 access lines was the second largest annual increase experienced. Local service revenues also increased due to growth in subscriptions to SmartLink(R) advanced calling features, including Caller ID, missed call dialing, call blocking and call tracing. Management expects competition to impact

22
                               SNET Annual Report
local service revenues beginning in 1996 as other telecommunications providers offer local service [see Competition].

     The increase in 1994 local service revenues was due primarily to new rates implemented in accordance with the Telephone Company's 1993 general rate award. Also contributing to the increase was the expansion of the local-calling service area in several exchanges during September 1993, resulting in a shift of intrastate toll revenues to local service revenues. In addition, growth in subscriptions to advanced calling features and access lines in service contributed to the increase in local service revenues. Totalphone(SM) subscriptions, including call waiting, call forwarding and three way calling, increased 16.9% and access lines in service increased 2.3% during 1994.

     Network access charges are assessed on interexchange carriers and end users for access to the local exchange network. In 1995, network access revenues increased $14.9, or 4.2%, compared with an increase of $11.7, or 3.4%, in 1994. The increases in 1995 and 1994 were due primarily to consistent growth in interstate minutes of use of approximately 6% in both years and an increase in access lines in service, discussed previously. Partially offsetting the impact of the increase in minutes of use was a decrease in tariff rates implemented on August 1, 1995 and July 1, 1994, in accordance with the Telephone Company's annual Federal Communications Commission ("FCC") filing under price cap regulation for 1995 and 1994, respectively [see Regulatory Matters]. In addition, intrastate access revenues increased due primarily to an increase in intrastate minutes of use as a result of growth in competition for intrastate long-distance service.

     In 1995, intrastate toll revenues, which include primarily revenues from toll and WATS services, decreased $29.0, or 9.8%, compared with a decrease of $44.4, or 13.1%, in 1994. Toll message revenues decreased $21.1 in 1995 and $32.5 in 1994 due primarily to reduced intrastate toll rates. The decline in rates was attributable to the introduction of several discount calling plans that provide competitive options to business and residence customers. Also contributing to the decrease was a reduction in toll message volume of approximately 2% in both years. Lower toll volume in 1995 was due mainly to the increasingly competitive toll market. The expansion of the local-calling service areas in September 1993 caused a reduction in toll volume in 1994. WATS revenues, which include "800" services, decreased $5.5 and $13.8 in 1995 and 1994, respectively, due primarily to lower WATS message volumes resulting from the shift to lower priced toll services and the impact of competition. The offering of competitive discount calling plans and the implementation of intrastate equal access through December 1996 will continue to place downward pressure on intrastate toll revenues.

     Interstate and international toll services provided to Connecticut based customers increased $31.3 in 1995 and $7.2 in 1994 as a result of growth in customers. These services were introduced in the third quarter of 1993.

     Premium services and equipment sales leveled off as expected in 1995 as a result of the increased focus on central office-based solutions, with sales of certain key products only when they are complementary. In 1994, premium services and equipment sales decreased $12.2 due primarily to the planned phase-out of the large PBX system business.

     Other revenues include primarily services rendered on behalf of interexchange carriers, interest income and a provision for uncollectible wireline accounts receivable. The positive impact of higher service revenues, increased interest income and lower provision for wireline uncollectibles contributed to the increases in 1995 and 1994.

WIRELESS Cellular wholesale and retail sales increased $59.4, or 58.5%, in 1995 and $31.4, or 44.8%, in 1994. The increase in 1995 was due mainly to strong growth of 51.1% in the preacquisition subscriber base in response to competitive marketing and pricing strategies. Also contributing to the increase in cellular sales was the impact of the cellular acquisitions [see Note 3]. Including the new subscribers from the expanded cellular coverage area, the subscriber base increased 94.6% from approximately 166,000 at year-end 1994 to approximately 323,000 at year-end 1995. Average usage per subscriber continued to decline in 1995, in line with a nationwide trend, as lower volume users made up a larger portion of the subscriber base. In 1994, cellular sales increased due mainly to significant growth of 88.6% in the number of subscribers, offset partially by a decrease in the average usage per subscriber. Activation fees as well as strong roaming revenues also contributed to the growth in cellular sales.

     Paging sales decreased $5.6 in 1995 and increased $11.0 in 1994. The impact of the sale of paging network assets in June 1995 contributed to the reduction in sales during 1995 [see Note 3]. Paging retained its retail accounts and will continue as a reseller to market paging services under its Page 2000(R) brand name. The increase in 1994 was due primarily to the effect of the purchase and consolidation, in October 1993, of the remaining 50.5% interest in a paging partnership.

INFORMATION AND ENTERTAINMENT Publishing revenues remained relatively flat as expected in 1995 and 1994. Publishing revenues, a significant portion of which reflect directory contracts entered into in the prior year, continue to remain sensitive to the Connecticut economy and the competitive marketplace.

                                                                              23
                               SNET Annual Report

Costs and Expenses

Total costs and expenses increased $131.6, or 9.8%, in 1995 and decreased $307.4, or 18.6%, in 1994. Total costs and expenses are summarized as follows:

For the Years Ended December 31,                1995          1994          1993
--------------------------------------------------------------------------------
Operating                                   $  738.9      $  632.5      $  629.8
Maintenance                                    332.8         325.3         313.5
--------------------------------------------------------------------------------
Total Operating Costs                        1,071.7         957.8         943.3
Restructuring charge                              --            --         355.0
Depreciation and amortization                  346.0         328.6         291.1
Taxes other than income                         56.5          56.2          60.6
--------------------------------------------------------------------------------
Total Costs and Expenses                    $1,474.2      $1,342.6      $1,650.0
================================================================================

     Total operating costs consist primarily of employee-related expenses, including wages and benefits. Cost of goods sold and general and administrative expenses, including marketing, represent the remaining portion of these expenses. Total operating costs increased $113.9, or 11.9%, in 1995 compared with an increase of $14.5, or 1.5%, in 1994.

WIRELINE Wireline operating costs increased $17.9, or 2.2%, in 1995 compared with a decrease of $19.4, or 2.3%, in 1994. Excluding the $11.0 before-tax litigation charge discussed previously, wireline operating costs increased $6.9, or .8%, in 1995.

     The Telephone Company's wireline operating costs, excluding the litigation charge, decreased $24.4, or 3.4%, in 1995 compared with a decrease of $20.2, or 2.8%, in 1994. Cost-reduction initiatives over the past two years have been primary factors in the decrease of operating costs. A major factor was lower work force levels during 1995 and 1994 due primarily to the early-out offer ("EOO") and severance programs under the 1993 restructuring program [see Note 6]. The Telephone Company's wireline work force decreased to 7,742 employees at year-end 1995, compared with 8,604 employees at year-end 1994 and 9,087 employees at year-end 1993. Employee-related expense savings are anticipated to continue from employee separations under the 1993 restructuring program [see Restructuring Charge].

     In 1995, costs of providing interstate and international toll services increased as a result of an expanding customer base. In addition, a change in mix of services in 1995 contributed to higher costs of providing premium services. In 1994, an increase in costs of providing interstate and international toll services was essentially offset by lower equipment cost of goods sold as a result of the planned reduction in stand-alone PBX system sales.

WIRELESS Wireless operating costs increased $78.8, or 77.8%, in 1995 compared with an increase of $38.4, or 61.0%, in 1994. Cellular operations experienced increased costs of $79.8 in 1995 and $29.5 in 1994. The increases in 1995 and 1994 were due primarily to costs associated with an expanding preacquisition subscriber base, including additional marketing and distributing expenses. In addition, the integration and operation of the cellular acquisitions in the second half of 1995 contributed to higher costs. The increase in 1995 was also due to roaming fraud, which subsequently decreased in coverage areas upgraded with preventive control programs. Paging operating costs were relatively flat in 1995 compared with an increase of $8.9 in 1994. The 1994 increase in costs was due primarily to the impact of the purchase and consolidation of a partnership discussed previously.

INFORMATION AND ENTERTAINMENT Increased marketing and operating efforts associated with the multimedia trial were offset partially by cost-reduction initiatives in publishing during 1995 and 1994.

RESTRUCTURING CHARGE In December 1993, the Corporation recorded a restructuring charge to provide for a comprehensive restructuring program designed to reduce costs and improve delivery of service. The restructuring charge of $355.0 before-tax comprised of $170.0 in employee separation costs, $145.0 in process and systems reengineering costs and $40.0 in exit and other costs. Specifically, the program included costs to be incurred to facilitate employee separations. The charge also included incremental costs of: implementing appropriate reengineering solutions; designing and developing new processes and tools to continue the Corporation's provision of excellent service; and retraining of the remaining employees to help them meet the changing demands of customers. Since the inception of the restructuring program, the Corporation experienced a cumulative reduction in 1995 employee-related expenses of approximately $50, net of costs for provisional employees. Most of the reduction in employee-related expenses, due to the EOO, will be realized in 1996 since the majority of the employee separations occurred in the fourth quarter of 1995, with the remainder to occur no later than June 1996. After full implementation of the restructuring program, the Corporation anticipates annual savings of approximately $120 from reduced employee-related expenses, net of costs for provisional employees. These anticipated savings will also be substantially offset by growth in the business [see Note 6].

DEPRECIATION AND AMORTIZATION In 1995, depreciation and amortization expense increased $17.4, or 5.3%, compared with an increase of $37.5, or 12.9%, in 1994. The 1995 increase in depreciation and amortization was due mainly to amortization expense of approximately $10 on intangible assets acquired in the cellular acquisitions, primarily cellular licenses. To a lesser extent, this increase also resulted from revised depreciation rate schedules for the Telephone Company's intrastate plant, as approved by the Connecticut Department of Public Utility Control ("DPUC"), effective January 1, 1995. An increase in the average deprecia-

24
                               SNET Annual Report
ble telecommunications property, plant and equipment also contributed to the increase in depreciation and amortization expense.

     The $37.5 increase in 1994 depreciation and amortization expense was attributable primarily to revised depreciation rate schedules for the Telephone Company's intrastate plant, as approved by the DPUC. Depreciation expense related to intrastate plant increased approximately $20. An increase in the average depreciable telecommunications property, plant and equipment also contributed to the increase in depreciation and amortization expense.

Interest Expense

For the Years Ended December 31,                          1995     1994     1993
--------------------------------------------------------------------------------
Interest                                                 $85.9    $74.9    $91.4
================================================================================

Interest expense increased $11.0, or 14.7%, in 1995 and decreased $16.5, or 18.1%, in 1994. The increase in 1995 was due primarily to the issuance of commercial paper and medium-term notes in connection with the cellular acquisitions [see Note 3]. Overall, average debt outstanding increased in 1995 by approximately $158. In 1994, interest expense decreased due primarily to annual interest savings of approximately $8 from debt refinancings and a decrease in average debt outstanding of approximately $72.

Income Taxes

For the Years Ended December 31,                         1995     1994     1993
--------------------------------------------------------------------------------
Income Taxes                                           $109.6   $121.9   $(44.2)
================================================================================
The combined federal and state effective tax rate in 1995 was 39.4% compared with 40.7% in 1994 and 39.9% in 1993, excluding the effect of the restructuring charge. The lower 1995 effective tax rate was due primarily to the recognition of state tax credits relating to certain personal property taxes. The 1993 effective tax rate was a benefit of 50.3% including the effect of the restructuring charge coupled with the amortization of investment tax credits and the rate differentials associated with the reversal of temporary deferred income taxes. A reconciliation of these effective tax rates to the statutory tax rates is disclosed in Note 5.

Competition

Connecticut's telecommunications industry continues to move toward a fully competitive marketplace brought about by legislative and regulatory initiatives during recent years. As a result of these initiatives, the Corporation is experiencing increased competition from interexchange carriers and competitive access providers with respect to the wireline's (Telephone Company's) existing services. Management supports bringing to customers the benefits of competition and affording all competitors the opportunity to compete fairly. As demand increases for telecommunications services in an increasingly competitive environment, the Corporation continues to seek growth opportunities beyond its traditional services.

     On January 25, 1996, SNET Personal Vision, Inc. ("Personal Vision"), a newly formed subsidiary, filed an application with the DPUC for a certificate of public convenience and necessity to offer cable television service throughout Connecticut. Personal Vision will use I-SNET(SM), a hybrid fiber coaxial network, to reach customers with programming and pay-per-view services. I-SNET is currently under construction and will be completed by 2009 [see Investing Activities]. Service, pending regulatory approval, is expected to reach in excess of 20% of Connecticut households by the end of 1997.

     Since the introduction of "10XXX" competition, in excess of 85 certified carriers have increased their marketing efforts in Connecticut to sell intrastate long-distance services to Connecticut customers. In response to major carriers' and other competitors' efforts, the Telephone Company has undertaken a number of initiatives. The Telephone Company remains focused on providing excellent customer service and quality products and has made several changes to its product lines.

     Throughout 1995, the Telephone Company has enhanced several discount calling plans in its High Volume Discount Toll service offering and realigned its discount and rate structures to provide Connecticut customers with SNET All Distance(SM), a seamless toll service product line which includes a discount structure that combines intrastate, interstate and international calling. One such product, SNET All Distance Simple Solutions(SM), was made available to small business and residence customers beginning in September 1995. This easy-to-understand calling plan provides simple, competitive rates with a sliding discount based on calling volume.

     Concerning competition for local exchange service, seven telecommunications providers have been granted a certificate of public convenience and necessity for local service and one additional application is pending before the DPUC. The effect of increased competition on the Corporation's operating results cannot be predicted at this time. While some customers may purchase services from competitors, the Corporation expects that most competitors will utilize the Telephone Company's network and that increased network access revenues will offset a portion of local service revenues lost to competition. The Corporation's ability to compete continues to depend upon regulatory reform that will allow pricing flexibility to meet competition and provide a level playing field with similar regulation for similar services and with reduced regulation to reflect an emerging competitive marketplace.

                                                                              25
                               SNET Annual Report

Local service competition began in early 1996 under the current framework of state regulatory initiatives [see Regulatory Matters].

Regulatory Matters

On February 1, 1996, the U.S. Congress passed legislation that created broad changes in telecommunications law and regulation nationwide. The primary thrust of this legislation opens local telecommunications markets to competition and allows the Regional Bell Operating Companies to provide long-distance services. In addition, the legislation permits telecommunications companies to enter the cable television business and eases cable regulation. The FCC is required to adopt terms and conditions to implement the legislation in the near term.

     The majority of the federal legislation is consistent with legislation enacted by the State of Connecticut in 1994. Public Act 94-83 opened the Connecticut telecommunications market to competition, and the DPUC is nearing completion of the implementation proceedings. Certain provisions of the federal legislation relating to the prices the Telephone Company charges competitors for services could, however, have the effect of producing below cost prices, therefore necessitating the development of a significantly larger universal service fund than previously anticipated. If there are conflicts between state and federal law for local exchange carriers, including the Telephone Company, with less than 2% of the nationwide access lines, federal law prevails subject to a waiver and modification process included in the federal legislation. The DPUC may grant a waiver or modification of the federal law that is consistent with the public interest and avoids a significant adverse economic impact on users or a requirement that is unduly economically burdensome or technically infeasible.

     On January 9, 1996, the DPUC issued a draft decision that replaces traditional rate of return regulation with alternative (price based) regulation to be employed during the transition to full competition. The draft decision contains the following major items: no initial price adjustments; price cap regulation for non-competitive services; a five year monitoring period on financial results; and a price cap formula (utilizing an inflation factor, a 5% productivity offset, a narrowly defined exogenous factor, a potential service quality adjustment and various pricing bands). In addition, basic local service rates for residence, business, coin and directory assistance are frozen until January 1, 1998, at which time the price cap formula becomes effective for these services. A final decision is anticipated by the end of March 1996. The impact of these changes on the operating results will depend on the final decision and the timing of classifying the various products and services into categories (non-competitive, emerging competitive and competitive) for pricing (banding) changes.

     On December 20, 1995, the DPUC, in a final decision, established interim rates for unbundled network elements and wholesale local service. The rates will remain in effect until the Telephone Company files revised cost studies during the second quarter of 1996.

     The Telephone Company's 1995 annual interstate access tariff filing under FCC price cap regulation took effect August 1, 1995. The Telephone Company elected a 4.0% productivity factor and will be allowed to earn up to a 12.25% interstate rate of return annually. This filing is expected to decrease interstate network access revenues by approximately $10 for the period August 1, 1995 to June 30, 1996. Management expects this decrease to be partially offset by increased demand.

Employee Relations

On April 12, 1995, a new labor contract was ratified by members of the Connecticut Union of Telephone Workers, Inc. ("CUTW"). As part of the new contract, a voluntary EOO, which provided incentives in the form of enhanced pension benefits, was available to bargaining-unit employees during July 1995. Approximately 2,700 bargaining-unit employees accepted the offer at that time. As of December 31, 1995, 2,050 employees had left the Corporation, with the remainder to leave no later than June 1996. CUTW members who remain with the Corporation received a combination of basic wage and lump sum increases to their wages or cash balance plan account totaling 4.0% in January 1996. In both January 1997 and January 1998, they will receive a combination of basic wage and lump sum increases totaling 3.0%. In addition, the contract also provides a sign-on bonus and health benefit and pension enhancements. The new labor agreement will expire on August 8, 1998. The contract is intended to keep layoffs to a minimum while enabling the Corporation to position itself to meet increasing competition.

Liquidity and Capital Resources

OPERATING ACTIVITIES The Corporation generated cash flows from operations of $439.2 during 1995 compared with $422.6 during 1994 and $478.7 during 1993. Cash flows from operations increased in 1995 compared with 1994 due primarily to strong growth in revenues.

     Cash outlays relating to the Corporation's restructuring charge recorded in December 1993 totaled $89.1 and $63.6 in 1995 and 1994, respectively [see Note 6]. Costs incurred for employee separations of $9.0 in 1995 and $27.6 in 1994 included payments for severance, unused compensated absences, health care continuation and employee retraining. Incremental costs of $74.2 in 1995 and $35.0 in 1994 were incurred for executing numerous reengineering programs involving

26
                               SNET Annual Report
network operations, customer service, repair and support processes. In addition, exit and other costs were $5.9 in 1995 and $1.0 in 1994 and included expenses relating to the initial phase of redesigning work areas to reduce overall corporate space requirements. All cash expenditures were funded with cash flows from operations. Management anticipates that cash expenditures in connection with the restructuring program will approximate $80 in 1996 and will be funded from operations.

     The consolidated balance sheet as of December 31, 1995 reflects significant changes due to the discontinuance of SFAS No. 71. These changes resulted from the elimination of net regulatory assets and the recognition of depreciation reserve deficiencies for intrastate and interstate operations [see Note 2]. As a result of the EOO, net pension curtailment losses were recognized and charged against the restructuring reserve, resulting in an accrued pension liability for the bargaining-unit pension plan [see Note 13]. In addition, the current portion of deferred income taxes decreased due primarily to costs incurred in 1995 under the restructuring program. The consolidated balance sheet also changed due to operating activities. Accounts receivable increased due to increased revenues and timing of cash collections while accounts payable increased due primarily to timing of cash payments.

INVESTING ACTIVITIES The primary use of corporate funds continued to be capital expenditures. Cash expended for capital additions was $354.0, $282.3 and $267.3 in 1995, 1994 and 1993, respectively. Capital additions for all years were funded entirely from cash flows from operations. The majority of these additions was for construction of the wireline network. Capital additions in 1995 and 1994 also included incremental capital additions under the restructuring program and improvements to wireless cell sites.

     Management anticipates that total capital expenditures for consolidated telecommunications plant will approximate $395 in 1996 and will be funded from cash flows from operations. Included in total capital expenditures in 1996 are estimated additions of $349 to the wireline network, including expenditures relating to I-SNET, a statewide telephony and information superhighway. Since 1994, the wireline business has been replacing its existing network of twisted copper wire with low maintenance fiber-optic and coaxial cable. The buildout of I-SNET, a $4.5 billion investment over 15 years, is expected to be completed by 2009. This advanced network is capable of delivering voice, video and a full range of information and interactive multimedia services. I-SNET passed approximately 170,000 households by December 1995 and brought service to its first customer in October 1995. I-SNET is expected to pass approximately 230,000 households and provide telephony service on up to 80,000 lines by December 1996. The support of this investment will be primarily through increased productivity from the new technology deployed, ongoing cost-reduction initiatives and customer demand for the new services offered.

     Incremental capital expenditures relating to the implementation of the reengineering solutions approximated $29 and $20 in 1995 and 1994, respectively. The Corporation anticipates incremental capital expenditures of approximately $30 in 1996 under the restructuring program.

     In July 1995, the Corporation completed the acquisitions of certain cellular properties and an increased interest in an existing partnership for approximately $456 [see Note 3]. The properties increased the cellular service area by 2.3 million POPs (population equivalents) along the communication intensive Boston to New York corridor. The purchase was financed with short-term debt of approximately $456, of which $300.0 was subsequently replaced with medium-term notes in August 1995.

     During 1995, the Corporation completed the sale of substantially all of the paging network assets [see Note 3]. In addition, as a part of the Corporation's reengineering solutions, certain real estate properties were sold during the year to reduce office space. Proceeds of $74.0 primarily from these transactions were used to repay debt associated with these assets.

FINANCING ACTIVITIES During 1995, short-term debt increased $192.9 due primarily to the issuance of commercial paper used to finance the cellular acquisitions discussed previously.

         In July 1995, the Corporation filed a shelf registration statement with the Securities and Exchange Commission ("SEC") to sell up to $470.0 in medium-term notes. Pursuant to the registration statement, $300.0 of unsecured notes were sold in August 1995 with interest rates ranging from 6.50% to 7.00%. The proceeds of the sale were used to replace a portion of short-term debt and to establish permanent financing for the cellular acquisitions discussed previously.

     In September 1995, the Corporation's 7.66% medium-term notes of $20.0 matured and were satisfied with the issuance of short-term debt. The Corporation also repaid long-term debt of $108.3 with proceeds from the issuance of short-term debt and the sale of paging and real estate assets. A total of $20.0 of medium-term notes will mature in September 1996 and is expected to be satisfied with the issuance of short-term debt.

     In December 1993, the Telephone Company filed a shelf registration statement with the SEC to sell up to $540.0 in medium-term notes. Pursuant to the shelf registration, $445.0 of unsecured notes were sold in December 1993 with interest rates ranging from 6.13% to 7.25%. A portion of the proceeds was used in

                                                                              27
                               SNET Annual Report

December 1993 to refinance $220.0 of medium-term notes with interest rates ranging from 9.60% to 9.63%. The remaining proceeds were used to refinance $200.0 of 8.63% debentures in January 1994 [see Note 8]. These refinancings resulted in annual savings of approximately $8.

     Dividends paid totaled $98.0, $97.2 and $96.7 in 1995, 1994 and 1993, respectively. The quarterly dividend rate of $.44 per share has remained unchanged for the past six years. Dividends will be paid out of proceeds in excess of par value as long as a deficit exists in retained earnings.

ESOP In connection with the establishment of the Employee Stock Ownership Plan ("ESOP") in 1990, the Corporation loaned the ESOP $10.0 and guaranteed a $110.0 loan to the ESOP by a third party. The Corporation has committed to make cash contributions to the ESOP that, together with dividends received on shares held by the ESOP, will enable the ESOP to make its principal and interest payments on both loans. Both loans mature in the year 2000. In 1995, the Corporation made cash payments to the ESOP for debt service of $13.3 and anticipates making equivalent cash payments during 1996.

DEBT RATIO The Corporation's ratio of debt to total capitalization at year-end 1995 was 80.0% compared with 51.0% at year-end 1994 and 59.9% at year-end 1993. Excluding the combined effect of the non-cash extraordinary charge related to SFAS No. 71 and the debt issued to acquire the cellular properties, the 1995 debt ratio would have been 48.0%. The ESOP represented 2.6% of the debt ratio at December 31, 1995 compared with 3.8% and 3.9% at December 31, 1994 and 1993, respectively.

CAPITAL RESOURCES The Corporation maintains bank lines of credit to facilitate the issuance of commercial paper. As part of this credit facility, the Corporation has obtained a contractual commitment to $570.0 in lines of credit provided by a syndicate of banks. The annual commitment fee is currently
 .05% of the total lines of credit. As of December 31, 1995, the entire $570.0 was available.

     As of December 31, 1995, the Corporation and the Telephone Company had $225.0 and $95.0, respectively, of unissued, unsecured debt securities registered with the SEC since 1991. Additional notes may be sold in one or more issues from time to time as market conditions warrant.

     Management believes that the Corporation has sufficient internal and external resources to finance the anticipated requirements of business development. Capital additions, restructuring costs and dividends are expected to be funded primarily with cash from operations during 1996. The Corporation also has access to external resources including lines of credit and long-term shelf registration commitments.

--------------------------------------------------------------------------------
Report on Consolidated Financial Statements

The Corporation's consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The Corporation is responsible for the preparation and reliability of the data in these consolidated financial statements, including estimates and judgments relating to matters not concluded by year-end. To this end, the Corporation maintains a highly developed system of internal controls and supports an extensive program of internal auditing to monitor compliance with the system. Management believes that this system provides reasonable, but not absolute, assurance at a reasonable cost that the transactions of the Corporation are executed in accordance with management's authorizations and are recorded properly. This system requires that the recorded assets be compared with existing assets at reasonable intervals and it provides reasonable assurance that access to assets is permitted only in accordance with management's authorization. The Corporation further seeks to assure the reliability of these consolidated financial statements by the careful selection of its managers, by organizational arrangements that provide appropriate division of responsibility and by communication and inspection programs aimed at assuring understanding of and compliance with its policies, standards and managerial authorities.

     These consolidated financial statements have been audited by Coopers & Lybrand L.L.P., Independent Accountants. Their report, which appears on the following page, expresses an informed judgment that the Corporation's consolidated financial statements, considered in their entirety, present fairly, in conformity with the applicable generally accepted accounting principles, the Corporation's consolidated financial position, operating results and cash flows.

[Signature]

Donald R. Shassian
Senior Vice President and Chief Financial Officer
January 22, 1996

28
                               SNET Annual Report

Report of Audit Committee

The Audit Committee of the Board of Directors reviews and reports to the full Board on the appropriateness of the Corporation's accounting policies, the adequacy of its internal controls and the reliability of the financial information reported to the public. The Committee, which consists of five non-employee directors, met five times during 1995 with the Corporation's financial management, internal auditors and external auditors (Coopers & Lybrand L.L.P., Independent Accountants) to review their work and the relationships between them in whatever depth considered necessary to fulfill the Committee's responsibilities.

     The Committee assesses the Corporation's relationship with the external auditors and recommends the appointment of the external auditors to the Board for ratification by the shareholders at the Annual Meeting. The internal auditors report directly to the Committee and, along with the external auditors, meet privately with and have unrestricted access to the Committee to discuss any matter that they believe should be brought to their attention.

     During the year, the Committee met with the Senior Vice President and Chief Financial Officer, the Vice President and Controller, the Vice President and General Counsel, the Vice President Audit Services and partners of Coopers & Lybrand to review and discuss the following: the Corporation's consolidated financial statements; the Coopers & Lybrand Management Letter and Management's Response; the scope and results of audits performed by Coopers & Lybrand and by Audit Services; the adequacy of the Corporation's system of internal controls; the status of pending litigation against the Corporation; the Corporation's process to promote and monitor employee compliance with Standards of Conduct; and developments within the auditing, accounting and financial reporting fields, as well as the impact of these developments on the Corporation's accounting policies, practices and financial reporting.

     On the basis of these reviews, the Committee reported with confidence to the full Board that in its opinion, the Corporation's accounting policies, reported financial information and system of internal controls are appropriate to provide the assurance as to the integrity and reliability of financial reporting required by the Board.

[Signature]

Barry M. Bloom
Chairman, Audit Committee
January 22, 1996

--------------------------------------------------------------------------------
Report of Independent Accountants

To the Shareholders of Southern New England
Telecommunications Corporation:

We have audited the consolidated balance sheets of Southern New England Telecommunications Corporation as of December 31, 1995 and 1994, and the related consolidated statements of (loss) income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern New England Telecommunications Corporation as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, the Corporation discontinued accounting for the operations of its telephone subsidiary in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective January 1, 1996. Also, as discussed in Note 1 to the consolidated financial statements, in 1993 the Corporation changed its method of accounting for postretirement benefits other than pensions, postemployment benefits and income taxes.

[Signature]

Coopers & Lybrand L.L.P.
Hartford, Connecticut
January 22, 1996

                                                                              29
                               SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

Consolidated Statements of (Loss) Income

Dollars in Millions, Except Per Share Amounts, For the Years Ended December 31,      1995              1994              1993
-----------------------------------------------------------------------------------------------------------------------------
REVENUES AND SALES                                                                 $1,838.5        $1,717.0          $1,653.6
-----------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Operating                                                                             738.9           632.5             629.8
Maintenance                                                                           332.8           325.3             313.5
Provision for business restructuring                                                     --              --             355.0
Depreciation and amortization                                                         346.0           328.6             291.1
Taxes other than income                                                                56.5            56.2              60.6
-----------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                                            1,474.2         1,342.6           1,650.0
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                      364.3           374.4               3.6
Interest                                                                               85.9            74.9              91.4
-----------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                          278.4           299.5             (87.8)
Income taxes                                                                          109.6           121.9             (44.2)
-----------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                              168.8           177.6             (43.6)
Discontinued operations, net of tax                                                      --              --             (10.3)
Extraordinary charges, net of tax                                                    (687.1)             --             (44.0)
Cumulative effect of accounting changes                                                  --              --            (220.2)
-----------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                                                 $  (518.3)       $  177.6         $  (318.1)
==============================================================================================================================
Weighted Average Common Shares Outstanding (thousands)                               64,888          64,209            63,692
==============================================================================================================================
(LOSS) EARNINGS PER SHARE
Income (loss) from continuing operations                                          $    2.60        $   2.77         $    (.68)
Discontinued operations                                                                  --              --              (.16)
Extraordinary charges                                                                (10.59)             --              (.69)
Cumulative effect of accounting changes                                                  --              --             (3.46)
-----------------------------------------------------------------------------------------------------------------------------
(LOSS) EARNINGS PER SHARE                                                         $   (7.99)       $   2.77         $   (4.99)
==============================================================================================================================

The accompanying notes are an integral part of these financial statements.

30
                               SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

Consolidated Balance Sheets

Dollars in Millions, At December 31,                         1995        1994
--------------------------------------------------------------------------------
ASSETS
Cash and temporary cash investments                        $   11.1    $    6.7
Accounts receivable, net of allowance for
  uncollectibles of $34.2 and $29.8, respectively             347.3       294.4
Materials, supplies and inventories                            26.1        26.4
Prepaid publishing                                             37.3        39.0
Deferred income taxes                                          66.8       101.8
Prepaid and other                                              46.3        29.4
--------------------------------------------------------------------------------
Total Current Assets                                          534.9       497.7
Property, plant and equipment, net                          1,565.2     2,712.2
Intangible assets, net                                        414.9        11.1
Deferred income taxes                                          92.0          --
Deferred charges, leases and other assets                     117.2       283.6
--------------------------------------------------------------------------------
Total Assets                                               $2,724.2    $3,504.6
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                            $  232.2    $   39.6
Accounts payable and accrued expenses                         261.9       205.1
Restructuring charge -- current                                59.0       145.5
Advance billings and customer deposits                         58.0        56.7
Accrued compensated absences                                   36.6        36.8
Other current liabilities                                      87.9        84.6
--------------------------------------------------------------------------------
Total Current Liabilities                                     735.6       568.3
Long-term debt                                              1,182.4       952.1
Deferred income taxes                                            --       375.0
Accrued postretirement benefit obligation                     310.8       308.2
Restructuring charge -- long-term                              18.0       119.4
Unamortized investment tax credits                             17.6        42.9
Other liabilities and deferred credits                        106.9       185.8
--------------------------------------------------------------------------------
Total Liabilities                                           2,371.3     2,551.7
--------------------------------------------------------------------------------
Common stock; $1.00 par value; 300,000,000
  shares authorized; 67,881,159 and
  67,264,435 issued, respectively                              67.9        67.3
Proceeds in excess of par value                               697.9       677.8
Retained (deficit) earnings                                  (249.5)      381.8
Less: Treasury stock; 2,758,512 shares, at cost              (104.7)     (104.7)
      Unearned compensation related to ESOP                   (58.7)      (69.3)
--------------------------------------------------------------------------------
Total Shareholders' Equity                                    352.9       952.9
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                 $2,724.2    $3,504.6
================================================================================

The accompanying notes are an integral part of these financial statements.

                               SNET Annual Report                             31

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

Consolidated Statements of Changes in Shareholders' Equity


                                                                                                              Unearned
                                                                                                               Compen-        Total
                                               Common Stock Issued     Proceeds in    Retained                  sation       Share-
Dollars in Millions,                          ---------------------      Excess of    Earnings    Treasury     Related     holders'
Except Per Share Amounts                           Number   Par Value    Par Value   (Deficit)       Stock     to ESOP       Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1993                     66,117,339       $66.1       $639.6     $ 744.2    $(104.7)     $(91.4)     $1,253.8
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                                                                (318.1)                              (318.1)
Common stock issued, at market:
  Dividend reinvestment plan                      419,803          .4         14.8                                             15.2
  Savings and incentive plans                      71,218          .1          2.3                                              2.4
Dividends declared ($1.76 per share)                                                    (112.1)                              (112.1)
Reduction of ESOP debt                                                                                            9.2           9.2
Tax benefit of dividends declared
  on unallocated shares held in ESOP                                                       1.7                                  1.7
ESOP earned compensation accrual                                                                                  2.5           2.5
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                   66,608,360        66.6        656.7       315.7     (104.7)      (79.7)        854.6
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                               177.6                                177.6
Common stock issued, at market:
  Dividend reinvestment plan                      474,441          .5         15.2                                             15.7
  Savings and incentive plans                     181,634          .2          5.9                                              6.1
Dividends declared ($1.76 per share)                                                    (113.0)                              (113.0)
Reduction of ESOP debt                                                                                           10.1          10.1
Tax benefit of dividends declared
  on unallocated shares held in ESOP                                                       1.5                                  1.5
ESOP earned compensation accrual                                                                                   .3            .3
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                   67,264,435        67.3        677.8       381.8     (104.7)      (69.3)        952.9
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                                                                (518.3)                              (518.3)
Common stock issued, at market:
  Dividend reinvestment plan                      466,498          .5         15.4                                             15.9
  Savings and incentive plans                     150,226          .1          4.7                                              4.8
Dividends declared ($1.76 per share)                                                    (114.2)                              (114.2)
Reduction of ESOP debt                                                                                           11.0          11.0
Tax benefit of dividends declared
  on unallocated shares held in ESOP                                                       1.2                                  1.2
ESOP earned compensation accrual                                                                                  (.4)          (.4)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                   67,881,159       $67.9       $697.9     $(249.5)   $(104.7)     $(58.7)     $  352.9
====================================================================================================================================


The accompanying notes are an integral part of these financial statements.


32                              SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

Consolidated Statements of Cash Flows


Dollars in Millions, For the Years Ended December 31,                                           1995          1994           1993
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net (loss) income                                                                             $(518.3)       $ 177.6       $ (318.1)
Tax benefit of dividends on shares held in ESOP                                                   1.2            1.5            1.7
Adjustments to reconcile net (loss) income to cash provided by operating activities:
    Depreciation and amortization                                                               346.0          328.6          291.1
    Extraordinary charges, net of tax                                                           687.1             --           44.0
    Provision for business restructuring, before-tax                                               --             --          355.0
    Cumulative effect of accounting changes, net of tax                                            --             --          220.2
    Loss on disposal of discontinued operations, before-tax                                        --             --           17.0
    Provision for uncollectible accounts                                                         24.5           22.4           32.1
    Restructuring payments                                                                      (89.1)         (63.6)            --
    Increase (decrease) in deferred income taxes                                                 30.7           30.0         (100.0)
    Decrease in investment tax credits                                                           (6.9)          (7.9)         (10.5)
    Change in operating assets and liabilities, net                                             (53.3)         (84.0)         (45.3)
    Other, net                                                                                   17.3           18.0           (8.5)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                       439.2          422.6          478.7
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Cash expended for capital additions                                                            (354.0)        (282.3)        (267.3)
Purchase of cellular properties                                                                (455.6)            --             --
Proceeds from owned and leased asset sales                                                       74.0             --           80.7
Disposal of assets and investments                                                               (8.2)          (2.9)          (5.6)
Repayment of loan made to ESOP                                                                     .9             .8             .8
Increase in investments                                                                            --             --          (10.4)
Other, net                                                                                       23.8           29.4            8.4
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                                          (719.1)        (255.0)        (193.4)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from long-term debt                                                                    300.0             --          420.1
Repayments of long-term debt                                                                   (108.3)        (294.7)        (270.3)
Cash dividends paid                                                                             (98.0)         (97.2)         (96.7)
Net proceeds (payments) of commercial paper                                                     192.9            6.3          (58.5)
Amounts placed in trust for debt refinancing                                                       --             --          (62.1)
Other, net                                                                                       (2.3)           (.1)           (.2)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Financing Activities                                                284.3         (385.7)         (67.7)
------------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Temporary Cash Investments                                        4.4         (218.1)         217.6
Cash and temporary cash investments at beginning of year                                          6.7          224.8            7.2
------------------------------------------------------------------------------------------------------------------------------------
Cash and Temporary Cash Investments at End of Year                                            $  11.1        $   6.7        $ 224.8
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

                               SNET Annual Report                             33

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

NOTE 1: Summary of Significant
        Accounting Policies

BASIS OF PRESENTATION The consolidated financial statements of Southern New England Telecommunications Corporation ("Corporation") are in conformity with generally accepted accounting principles ("GAAP"). In the fourth quarter of 1995, the Corporation's telephone operating subsidiary, The Southern New England Telephone Company ("Telephone Company"), discontinued using Statement of Financial Accounting Standard ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" effective January 1, 1996 [see Note 2].

     The consolidated financial statements include the accounts of the Corporation, all wholly-owned subsidiaries and partnerships in which the Corporation effectively has control. Material investments in which the Corporation holds a 50% or less interest and in which the Corporation can exercise influence are reported on an equity basis. All other investments are reported at cost. All significant intercompany transactions and accounts have been eliminated.

     The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Corporation derives substantially all of its revenues from the telecommunications service industry by providing network and information-management services and communications systems; in-state, national and international long-distance communications services; directory publishing and advertising services; and cellular mobile phone and paging services. Substantially all of the Corporation's operations and customer base are located in Connecticut.

     The 1994 and 1993 consolidated financial statements have been reclassified to conform to the current year presentation.

CASH AND TEMPORARY CASH INVESTMENTS Cash and temporary cash investments include all highly liquid investments, with original maturities of three months or less. The Corporation records payments made by draft as accounts payable until the banks honoring the drafts have presented them for payment. At December 31, 1995 and 1994, accounts payable included drafts outstanding of $45.9 and $22.3, respectively.

MATERIALS, SUPPLIES AND INVENTORIES Materials and supplies, which are carried at original cost, are primarily for the construction and maintenance of telephone plant. Inventories, principally telephone sets, wireless equipment and telephone systems, are carried at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is stated at cost. Depreciation is calculated on telephone plant using either the equal life group ("ELG") straight-line depreciation method or the composite vintage group method. ELG was approved for Federal Communications Commission ("FCC") purposes on interstate assets placed in service beginning in 1982 and for Department of Public Utility Control ("DPUC") purposes on intrastate assets placed in service beginning in 1993. Composite vintage group method is used for assets in service prior to the adoption of ELG. Property and equipment other than telephone plant is depreciated primarily using the straight-line method.

     The cost of depreciable telephone plant retired, net of removal costs and salvage, is charged to accumulated depreciation. When depreciable property and equipment other than telephone plant are sold or retired, the resulting gain or loss is recognized currently as an element of income. Replacements, renewals and betterments that materially increase an asset's useful or remaining life are capitalized. Minor replacements and all repairs and maintenance are charged to expense.

INTANGIBLE ASSETS As of December 31, 1995, intangible assets consisted primarily of cellular licenses, customer lists and goodwill resulting from the cellular acquisitions completed in July 1995. The intangible assets are stated at cost and are being amortized using the straight-line method, over periods ranging from 5 to 40 years. As of December 31, 1994, intangible assets consisted primarily of paging operating licenses which were sold in June 1995 [see Note 3]. Accumulated amortization was $10.9 and $3.7 as of December 31, 1995 and 1994, respectively.

LEASE NOTES RECEIVABLE Direct-financing and leveraged lease contracts, defined by SFAS No. 13, "Accounting for Leases," as amended, are accounted for by recording the total minimum lease payments receivable, plus the estimated residual value, less the unearned lease income and, for leveraged leases, less the associated aggregate non-recourse debt obligation. The unearned lease income for direct-financing leases represents the excess of total minimum lease pay-

34                              SNET Annual Report
ments, plus estimated residual value expected to be realized, over the cost of the related equipment. For leveraged leases, the unearned income reflects the net positive cash flow to be generated from the lease.

EMPLOYEE STOCK OWNERSHIP PLAN The Corporation accounts for its Employee
Stock Ownership Plan ("ESOP") in accordance with Statement of Position 76-3, as amended. Accordingly, compensation expense is measured as the cost of shares allocated from the trust, plus the amount required to purchase any additional shares allocated to employee accounts, less a percentage of dividends received by the plan. Dividends on stock held by the ESOP are recorded as a reduction of retained earnings, and all ESOP shares are treated as outstanding for earnings per share calculations. Debt of the ESOP that has been guaranteed by the Corporation is recorded as long-term debt and as a reduction of shareholders' equity. As the ESOP repays the debt, a corresponding reduction in long-term debt and an increase in shareholders' equity is recorded.

REVENUE RECOGNITION Revenues are recognized when earned regardless of the period in which billed. Revenues for directory advertising are recognized over the life of the related directory, normally one year.

CAPITALIZED INTEREST COST Prior to the discontinuance of SFAS No. 71, the Telephone Company included in its telephone plant accounts an imputed cost of debt and equity for funds used during the construction of telephone plant. Upon the discontinuance of SFAS No. 71, effective January 1, 1996, the Telephone Company will begin reporting capitalized interest as a cost of telephone plant and a reduction in interest expense, in accordance with SFAS No. 34, "Capitalization of Interest Cost." The Corporation's other subsidiaries account for capitalized interest in accordance with SFAS No. 34.

ADVERTISING COSTS Costs for advertising products and services or corporate image are expensed as incurred.

INCOME TAXES The Corporation files a consolidated federal income tax return and, where allowable, combined state income tax returns. Effective January 1, 1993, the Corporation changed the method of computing income taxes to the liability method with the adoption of SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on all temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted rates. Additionally, under SFAS No. 109, the Corporation may recognize deferred tax assets if it is more likely than not that the related benefit will be realized.

     Investment tax credits realized in prior years by the Telephone Company are being amortized as a reduction to the provision for income taxes over the life of the related plant.

EARNINGS PER SHARE Earnings per common share are computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during the period.

ACCOUNTING CHANGES Effective January 1, 1993, the Corporation implemented
SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No. 109. The cumulative effect of these accounting changes resulted in a non-cash charge that reduced 1993 net income and earnings per share by $220.2 and $3.46, respectively.

NEW ACCOUNTING PRONOUNCEMENTS The Corporation will adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in fiscal year 1996. SFAS No. 121 requires that all long-lived assets and certain identifiable intangibles be reviewed for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Such review will compare the carrying value of all applicable assets to the expected future undiscounted operating cash flows derived from such assets. Management expects the adoption of SFAS No. 121 to have an immaterial impact on the consolidated financial statements.

     The Corporation will also adopt SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1996. SFAS No. 123 requires either the recognition or the pro forma disclosure of compensation expense for stock options and other equity instruments determined by a fair value based method of accounting. Management intends to disclose pro forma net income and earnings per share, which will have no effect on the consolidated financial statements.

NOTE 2: Discontinuance of SFAS No. 71

In the fourth quarter 1995, the Telephone Company determined it was no longer eligible for application of SFAS No. 71, which specifies accounting standards required for public utilities and certain other regulated companies. Effective January 1, 1996, the Telephone Company will follow accounting principles which are more appropriate for a competitive environment. This determination was made based on the significant changes in technology and the increase in telecommunications competition in Connecticut brought about by legislative and regulatory policy changes. This accounting change is for financial reporting purposes only and does not affect the Telephone Company's accounting and reporting for regulatory purposes. As a result of the discontinued use of SFAS No. 71, in accordance with the provisions of SFAS No. 101, "Accounting for the Discontinuance of Application of FASB Statement No. 71," the Corporation recorded a non-cash, extraordi-

                               SNET Annual Report                             35
nary charge of $687.1, or $10.59 per share, net of applicable tax benefits of $515.5, in the fourth quarter of 1995.

     The following table is a summary of the extraordinary charge:

                                                       Before-tax     After-tax
--------------------------------------------------------------------------------
Adjustment to net telephone plant                      $ (1,178.0)     $ (703.9)
Elimination of net regulatory assets                        (24.6)        (14.3)
Tax-related net regulatory liabilities                .        --          20.1
Accelerated amortization of
 investment tax credits                                        --          11.0
--------------------------------------------------------------------------------
Total Non-cash, Extraordinary Charge                   $ (1,202.6)     $ (687.1)
================================================================================

     The adjustment of $1,178.0 to net telephone plant was necessary since estimated useful lives and depreciation methods historically prescribed by regulators did not reflect the rapid pace of technology and differed significantly from those used by unregulated companies. Plant balances were adjusted by increasing the accumulated depreciation reserve. The increase to the accumulated depreciation reserve was determined by a discounted cash flow analysis which considered technological replacement and the estimated impact of future competition. To support this analysis, a depreciation reserve study was also performed that identified, by asset categories, inadequate accumulated depreciation levels (i.e., deficiencies) that had developed over time. A comparison of average asset lives before and after the discontinuance of SFAS No. 71, for the most significantly affected categories of telephone plant, is as follows:

 Asset Category                                Before                 After
--------------------------------------------------------------------------------
Digital Switch                                   17                  10.5
Digital Circuit                                  11.5                   8.2
Conduit                                          55                    55
Copper                                        22-26               10.5-16
Fiber                                         32-40                    30
================================================================================

     The discontinuance of SFAS No. 71 also required the Corporation to eliminate from its consolidated balance sheet, prepared for financial reporting purposes, the effects of any actions of regulators that had been recognized as assets and liabilities pursuant to SFAS No. 71, but would not have been recognized as assets and liabilities by unregulated companies. The elimination of net regulatory assets relates principally to vacation pay costs and gross earnings tax which were being amortized as they were recognized in the ratemaking process.

     Upon adoption of SFAS No. 109, the effects of required adjustments to the Telephone Company's deferred tax balances were recorded as regulatory assets and liabilities. Both the tax-related regulatory assets and liabilities were grossed up for the tax effect anticipated when collected in future rates and amortized as the related deferred taxes were recognized in the ratemaking process. As of December 31, 1995, prior to the extraordinary charge, the Telephone Company had tax-related regulatory assets and liabilities of $49.8 and $84.4, respectively. These balances were eliminated and the related deferred tax balances were adjusted to reflect application of SFAS No. 109 consistent with other unregulated companies.

     The Telephone Company uses the deferral method of accounting for investment tax credits and amortizes the credits as a reduction to income tax expense over the life of the asset that gave rise to the investment tax credit. As asset lives were shortened, the tax credits associated with those assets were also adjusted for the shortened lives and the result ($11.0) was included in the extraordinary charge as a credit to income, net of associated deferred income taxes.

NOTE 3: Acquisitions and Sale of Assets

In July 1995, the Corporation purchased from Bell Atlantic Corporation, NYNEX Corporation and Richmond Telephone Company, for approximately $456 in the aggregate, certain cellular properties in Rhode Island and New Bedford and Pittsfield, Massachusetts, and an increased interest in Springwich Cellular Limited Partnership. In total, these acquisitions expanded the cellular service area by 2.3 million POPs (population equivalents) along the Boston to New York corridor.

     The acquisitions were financed with approximately $456 of short-term debt issued in June 1995. Short-term debt of $300.0 was replaced with medium-term debt in the third quarter of 1995. The acquisitions were accounted for under the purchase method. Accordingly, the operating results of the cellular properties and the increased interest in Springwich were included in the consolidated financial statements subsequent to the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $24 was assigned to goodwill with an amortization period of 15 years.

     The following unaudited pro forma consolidated operating results were prepared assuming that the acquisitions were completed as of the beginning of the periods presented. It is based on historical information and does not necessarily reflect the actual results that would have occurred or the results which may occur in the future.

For the Years Ended December 31,                          1995             1994
--------------------------------------------------------------------------------
Revenues and Sales                                    $1,859.9         $1,757.3
Income from Continuing
 Operations Before Income Taxes                       $  264.5         $  263.2
Income from Continuing
 Operations                                           $  160.8         $  156.1
Earnings Per Share from
 Continuing Operations                                $   2.48         $   2.43
================================================================================

     In October 1993, the Corporation purchased the remaining 50.5% partnership interest in TNI Associates for approximately $22. The acquisition was accounted for under the purchase method. Accordingly, the partnership's operating results were included in the consolidated financial statements subsequent to the

36                             SNET Annual Report
acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired was assigned to goodwill with an amortization period of 15 years. Prior to the purchase, the Corporation's share of the partnership income was accounted for under the equity method.

     On June 30, 1995, the Corporation completed the sale, for approximately $25, of substantially all of the paging network assets, including wireless messaging network transmitters, switches and operating licenses, as well as all reseller accounts and the partnership's retail accounts, to Paging Network of New York, Inc. The paging operations will retain its retail accounts and will continue, as a reseller, to market paging services under its Page 2000(R) brand name. The net loss from the sale represented costs incurred as a direct result of exiting the paging network business and was charged against the restructuring reserve [see Note 6].

NOTE 4: Employee Benefits

SEPARATION OFFERS In April 1995, the Corporation ratified a contract with the Connecticut Union of Telephone Workers, Inc. which included a voluntary early-out offer ("EOO"). The EOO provided enhanced pension benefits by adding six years to the age and to the length of service of employees for purposes of determining pension and postretirement health care benefits eligibility. The employees also had the option to select a pension distribution method (e.g., lump-sum, monthly pension or a combination of both) at the time of separation. The EOO was available to the bargaining-unit work force during July 1995 and approximately 2,700 employees, or 40.7% of the total bargaining-unit work force, accepted the offer. As of December 31, 1995, approximately 2,050 employees had left the Corporation, with the remainder to leave no later than June 1996. Net losses related to the EOO were recorded against the restructuring reserve [see
Note 6].

     As part of the bargaining-unit contract negotiated in August 1992, employees electing to retire or terminate their employment between December 15, 1992 and February 16, 1993 were offered an early retirement incentive, Special Pension Option ("SPO"). Approximately 570 employees accepted the early retirement offer. The Corporation recorded a $6.5 net gain in 1993 as a result of this SPO.

PENSION PLANS The Corporation sponsors several non-contributory, defined benefit pension plans: one for management employees and one for bargaining-unit employees; and two supplementary non-qualified, unfunded plans, one for non-employee directors and one for all employees. The supplementary non-qualified plans provide a benefit to include any pension amount above that would otherwise be payable under the defined benefit pension plans due to Internal Revenue Code limitations. Prior to July 1, 1995, benefits for bargaining-unit employees were based on years of service and pay during 1987 to 1991 as well as a cash balance component. Prior to 1996, benefits for management employees were based on an adjusted career average pay plan. The bargaining-unit and management pension plans were converted to cash balance plans effective July 1, 1995 and January 1, 1996, respectively. Accordingly, pension benefits are determined as a single account balance and grow each year with pay and interest credits. Prior to the conversion to the cash balance plans, the benefits for the employees' supplementary plans were based on years of service and average eligible pay. Effective with the conversion to the cash balance plans, the benefits are based on pay and interest credits. Benefits for the non-employee directors are based on final annual retainer.

     Funding of the management and bargaining-unit plans is achieved through irrevocable contributions made to a trust fund. Plan assets consist primarily of listed stocks, corporate and governmental debt, and real estate. The Corporation's policy is to fund the pension cost for these plans in conformity with the Employee Retirement Income Security Act of 1974 using the aggregate cost method. For purposes of determining contributions, the assumed investment earnings rate on plan assets was 9.5% in 1995 and declines to 7.5% in 1998.

     Pension cost (income) for all plans, computed using the projected unit credit actuarial method, includes the following components:

For the Years Ended December 31,                     1995       1994       1993
--------------------------------------------------------------------------------
Service cost                                      $  22.1    $  30.9    $  28.5
Interest cost on projected
 benefit obligation                                 113.5      107.0      103.0
Amortizations and deferrals, net                    249.6     (136.4)     131.4
Actual return on plan assets                       (393.3)       1.0     (262.5)
Settlement gain                                     (76.0)        --      (20.0)
Costs relating to special
 termination benefits                               137.5         --       13.5
Curtailment loss                                     16.8       13.4         --
--------------------------------------------------------------------------------
Net Pension Cost (Income)                         $  70.2    $  15.9    $  (6.1)
================================================================================

     The increase in pension cost for 1995 was due primarily to the charges for special termination benefits associated with the EOO, a curtailment loss for employee separations and a settlement gain, that combined, resulted in a net loss of $78.3 in 1995. The increase in pension cost for 1994 was due primarily to the net effect of a lower discount rate, a 1994 curtailment loss for employee separations and the absence of the 1993 $6.5 net gain. The 1995 net loss of $78.3 and the 1994 curtailment loss were charged against the restructuring reserve in the respective years [see Note 6].

                               SNET Annual Report                            37

     The following table sets forth the plans' funded status:

At December 31,                                            1995            1994
--------------------------------------------------------------------------------
Actuarial Present Value of Accumulated
 Benefit Obligation, including vested
 benefits of $1,405.8 and $1,216.4,
 respectively                                         $ 1,475.6       $ 1,319.0
================================================================================
Plan assets at fair value                             $ 1,847.8       $ 1,805.2
Actuarial present value of projected
 benefit obligation                                    (1,565.2)       (1,455.3)
--------------------------------------------------------------------------------
Assets in Excess of Projected
 Benefit Obligation                                       282.6           349.9
Unrecognized prior service costs                          151.7           146.4
Unrecognized transition asset                            (130.5)         (173.7)
Unrecognized net gain                                    (383.4)         (333.4)
Adjustment required to recognize
 minimum liability                                         (2.7)           (2.1)
--------------------------------------------------------------------------------
Accrued Pension Cost                                $     (82.3)     $    (12.9)
================================================================================

     Assumptions used to calculate the plans' funded status:

At December 31,                                       1995     1994     1993
--------------------------------------------------------------------------------
Discount rate for projected
 benefit obligation                                   7.0%     8.0%     7.0%
Expected rate of increase in future
 management compensation levels                       4.5%     4.5%     4.5%
Expected long-term rate of return on
 plan assets                                          8.0%     8.0%     8.0%
================================================================================

     The Corporation periodically amends the benefit formulas under its pension plans. Accordingly, pension cost has been determined in such a manner as to anticipate that modifications to the pension plans would continue in the future.

POSTRETIREMENT HEALTH CARE BENEFITS The Corporation provides health care and life insurance benefits for retired employees. Substantially all of the Corporation's employees may become eligible for these benefits if they meet certain age and service requirements. In addition, an employee's spouse and dependents may be eligible for health care benefits. Effective July 1, 1996, all bargaining-unit employees who retire after December 31, 1989 and all management employees who retire after December 31, 1991 may have to share with the Corporation the premium costs of postretirement health care benefits if these costs exceed certain limits.

     Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that employers accrue, during the years an employee renders service, the expected cost, based on actuarial valuations, of health care and other non-pension benefits provided to retirees and their eligible dependents. With the adoption of SFAS No. 106, the Corporation elected to record immediately the accumulated postretirement benefit obligation in excess of the fair value of plan assets (i.e., transition obligation) as a change in accounting principle. The cumulative effect of this accounting change reduced 1993 net income and earnings per share by $215.9 and $3.39, respectively. The adoption of SFAS No. 106 had no material effect on 1993 income from continuing operations.

     The Corporation funds trusts for postretirement health insurance benefits using Voluntary Employee Beneficiary Association. Plan assets consist primarily of investments in domestic corporate equity and government and corporate debt securities.

     The Corporation's postretirement benefit cost includes the following components:

For the Years Ended December 31,                 1995        1994        1993
--------------------------------------------------------------------------------
Service cost                                  $   4.4     $   5.4     $   5.3
Interest cost of accumulated
 benefit obligation                              33.4        32.2        32.0
Actual return on plan assets                    (31.5)       (2.6)      (13.1)
Amortizations and deferrals, net                 21.0        (5.4)        6.5
Costs relating to special
 termination benefits                            11.0          --          --
Curtailment loss                                 12.9          .8          --
--------------------------------------------------------------------------------
Net Postretirement Benefit Cost               $  51.2     $  30.4     $  30.7
================================================================================

     Postretirement benefit cost increased in 1995 as a result of special termination benefits associated with the EOO, a curtailment loss for employee separations offset, in part, by favorable claims experience and assumption changes, primarily an increase in the discount rate for benefit costs from 7.0% to 8.0%. The 1995 combined cost of special termination benefits and curtailment loss of $23.9 and the 1994 curtailment loss were charged against the restructuring reserve in the respective years [see Note 6].

     The following table sets forth the plans' funded status:

At December 31,                                           1995          1994
--------------------------------------------------------------------------------
Accumulated postretirement
 benefit obligation:
  Retirees                                            $  447.5      $  313.2
  Fully eligible active plan participants                 21.1          24.2
  Other active plan participants                          74.2          90.8
--------------------------------------------------------------------------------
Total Accumulated Postretirement
  Benefit Obligation                                     542.8         428.2
Plan assets at fair value                               (178.6)       (126.2)
--------------------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation in Excess of Plan Assets                     364.2         302.0
Unrecognized net (loss) gain                             (16.7)         26.6
Unrecognized prior service cost                          (16.3)           --
--------------------------------------------------------------------------------
Accrued Postretirement
 Benefit Obligation                                   $  331.2      $  328.6
================================================================================

     Assumptions used to calculate the plans' funded status:

At December 31,                                 1995       1994       1993
--------------------------------------------------------------------------------
Discount rate for projected
 benefit obligation                             7.0%       8.0%       7.0%
Expected rate of increase in future
 compensation levels                            4.5%       4.5%       4.5%
Expected long-term rate of
 return on plan assets:
  Management health trust                       7.0%       7.0%       7.5%
  Bargaining-unit health trust                  7.5%       7.5%       8.0%
  Retiree life insurance trust                  7.5%       7.5%       8.0%
================================================================================

38                             SNET Annual Report

     The assumed health care cost trend rate used to measure the expected cost of these benefits for 1996 was 7.0% and declines to 3.8% by 2001. A one percentage point increase in the assumed health care cost trend rate would have increased the estimated aggregate service and interest cost components of the 1995 net postretirement benefit cost by approximately $1 and the accrued postretirement benefit obligation as of December 31, 1995 by approximately $20.

POSTEMPLOYMENT BENEFITS Effective January 1, 1993, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires employers to accrue benefits provided to former or inactive employees after employment but before retirement. These benefits include workers' compensation, disability benefits and health care continuation coverage for a limited period of time after employment. The standard requires that these benefits be accrued as earned where the right to the benefits accumulates or vests. The cumulative effect of this accounting change reduced 1993 net income and earnings per share by $7.1 and $.11, respectively. The adoption of SFAS No. 112 had no material effect on 1993 income from continuing operations. Health care continuation costs, which do not vest, continue to be paid from company funds and are expensed when paid.

EMPLOYEE STOCK OWNERSHIP PLAN The Corporation has established a leveraged ESOP for substantially all employees as part of its existing savings plans. Under the ESOP, the Corporation's matching contributions are invested entirely in common stock of the Corporation and are held by the ESOP.

     In January 1990, the Corporation loaned the ESOP $10.0 and in February 1990, the ESOP borrowed an additional $110.0, which the Corporation guaranteed, through a third party. The proceeds of the $10.0 loan were used to acquire shares of the Corporation's common stock through open market purchases. The proceeds of the $110.0 loan were used to purchase shares of both unissued common stock and treasury stock from the Corporation. All shares purchased by the ESOP were originally pledged as collateral for its debt. The Corporation periodically makes cash payments to the ESOP that, together with dividends received on shares held by the ESOP, are used to make interest and principal payments on both loans. As these payments are made, shares are released from collateral and made available for distribution to employees' accounts, based on the proportion of debt service paid in the year.

     ESOP expense and ESOP trust activity are as follows:

For the Years Ended December 31,                       1995     1994     1993
--------------------------------------------------------------------------------
Compensation expense(1)                               $14.7    $14.3    $13.4
Interest expense incurred(1)                            5.1      5.9      6.7
Interest income earned                                  (.6)     (.7)     (.8)
--------------------------------------------------------------------------------
Total Expense                                         $19.2    $19.5    $19.3
================================================================================
Dividends Used for Debt Service                       $ 5.3    $ 5.3    $ 5.4
================================================================================
Cash Contributions Used for Debt Service              $13.3    $13.2    $13.2
================================================================================
(1) Net of applicable dividends used for debt service.

     ESOP shares outstanding are as follows:

In Thousands, At December 31,                1995           1994           1993
--------------------------------------------------------------------------------
Allocated shares                          1,508.0        1,164.4          917.2
Unreleased shares                         1,301.5        1,809.6        2,111.2
--------------------------------------------------------------------------------
Total ESOP Shares                         2,809.5        2,974.0        3,028.4
================================================================================

NOTE 5: Income Taxes

Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 resulted in recording tax benefits, primarily associated with the effects of lower federal and state tax rates, applicable to the Corporation's non-telephone businesses. The cumulative effect of this accounting change increased 1993 net income and earnings per share by $2.8 and $.04, respectively. The adoption of SFAS No. 109 had no material effect on 1993 income from continuing operations.

         Income tax expense (benefit) includes the following components:

For the Years Ended December 31,                    1995      1994      1993
--------------------------------------------------------------------------------
Federal
Current                                           $ 62.4    $ 74.7    $ 57.1
Deferred                                            27.4      19.5     (87.7)
Investment tax credits, net                         (6.9)     (7.9)    (10.5)
--------------------------------------------------------------------------------
Total Federal                                       82.9      86.3     (41.1)
--------------------------------------------------------------------------------
State
Current                                             17.3      31.1      27.0
Deferred                                             9.4       4.5     (30.1)
--------------------------------------------------------------------------------
Total State                                         26.7      35.6      (3.1)
--------------------------------------------------------------------------------
Total Income Taxes                                $109.6    $121.9    $(44.2)
================================================================================

     Deferred income tax expense (benefit) resulted primarily from restructuring program costs incurred in 1995 and 1994, which were recorded in the consolidated financial statements in 1993 as a part of the restructuring charge. In April 1995, new Connecticut state income tax rates were enacted to accelerate the reduction of current rates. The 1995 Connecticut state income tax rate of 11.25% will gradually decrease to 7.5% in 2000. Income taxes in 1995 included a provision to adjust deferred tax balances for the effect of the change in state income tax rates.

                               SNET Annual Report                            39

     A reconciliation between income taxes and taxes computed by applying the statutory federal income tax rate to income (loss) from continuing operations before income taxes is as follows:

For the Years Ended December 31,              1995         1994         1993
--------------------------------------------------------------------------------
Statutory Federal Income Tax Rate             35.0%        35.0%       (35.0)%
================================================================================
Federal income taxes at
 statutory rate                             $ 97.4       $104.8       $(30.7)
State income taxes, net of federal
 income tax effect                            17.4         23.1         (2.0)
Depreciation of telephone plant
 construction cost previously
 deducted for tax purposes(1)                  5.1          5.1          6.3
Rate differentials applied to
 reversing temporary differences              (3.5)        (4.9)       (11.2)
Amortization of investment
 tax credits(1)                               (6.9)        (7.9)       (10.5)
Prior years' tax adjustments                  (1.4)         1.7          1.9
Other differences, net                         1.5           --          2.0
--------------------------------------------------------------------------------
Income Taxes                                $109.6       $121.9       $(44.2)
================================================================================
Effective Tax Rate                            39.4%        40.7%       (50.3)%
================================================================================
(1) Telephone Company only.

     Consolidated deferred income tax assets (liabilities) are comprised of the following:

At December 31,                                          1995           1994
--------------------------------------------------------------------------------
Depreciation                                           $(34.8)       $(546.6)
Leveraged leases                                        (30.4)         (30.7)
Deferred gross earnings tax                                --          (15.9)
Postretirement benefits other than pensions             124.1          136.9
Restructuring charge                                     32.1          112.1
Unamortized investment tax credits                        7.2           31.1
Pension                                                  31.3            5.1
Software                                                 15.1           11.7
Other                                                    17.5           25.0
Valuation allowance                                      (3.3)          (1.9)
--------------------------------------------------------------------------------
Deferred Income Taxes                                  $158.8        $(273.2)
================================================================================

     The 1995 increase in the valuation allowance was due primarily to an increase in federal capital loss carryforwards that may expire before utilization. The valuation allowance in 1994 related to state and local net operating loss carryforwards that may expire before utilization. The allowance will continue to be evaluated based on evidence of realization of all deferred tax assets.

 NOTE 6: Restructuring Charge

In December 1993, the Corporation recorded a restructuring charge of $355.0, $204.2 or $3.21 per share after-tax, to provide for a comprehensive restructuring program. Specifically, the program included costs to be incurred to facilitate employee separations. The charge also included incremental costs of: implementing appropriate reengineering solutions; designing and developing new processes and tools to continue the Corporation's provision of excellent service; and retraining of the remaining employees to help them meet the changing demands of customers.

     The 1993 restructuring charge was originally estimated as follows:

At December 31,                                                        1993
--------------------------------------------------------------------------------
Employee separation costs                                            $170.0
Process and systems reengineering                                     145.0
Exit and other costs                                                   40.0
--------------------------------------------------------------------------------
Total Restructuring Charge                                           $355.0
================================================================================

     A summary of costs incurred under the restructuring program is as follows:

For the Years Ended December 31,                           1995           1994
--------------------------------------------------------------------------------
Employee separation costs                                $111.2          $41.8
Process and systems reengineering                          74.2           35.0
Exit and other costs                                        2.5           13.3
--------------------------------------------------------------------------------
Total Costs Incurred                                     $187.9          $90.1
================================================================================

     Costs incurred for employee separations included payments for severance, unused compensated absences and health care continuation, as well as non-cash net pension and postretirement curtailment losses of $102.2 and $14.2 in 1995 and 1994, respectively. Process and systems reengineering costs included incremental costs incurred in connection with the execution of numerous reengineering programs involving network operations, customer service, repair and support processes. In 1995, exit and other costs included primarily a non-cash adjustment of approximately $3 in connection with the completed sale of substantially all of the paging network assets. The adjustment reduced the total non-cash charge recorded in 1994 for exiting the paging network business to approximately $9 [see Note 3].

     As previously discussed in Note 4, the EOO was available to the bargaining-unit work force during July 1995 and approximately 2,700 employees, or 40.7% of the total bargaining-unit work force, accepted the offer. As of December 31, 1995, approximately 2,050 employees had left the Corporation, with the remaining 650 employees to leave no later than June 1996. The enhanced pension and postretirement benefits under the EOO are expected (through June of 1996) to result in a total non-cash charge of approximately $78, net of settlement gains of approximately $100. In 1995, a non-cash net charge of $102.2 was recorded. The charge included pension and postretirement enhancements and curtailment losses of $178.2 to reflect the acceptance of the EOO, net of settlement gains of $76.0 to account for the estimated lump-sum pension payments made for employee separations during 1995. Future adjustments to the restructuring charge are expected to include settlement gains of approximately $24 in the first half of 1996.

     Total employee separations under the restructuring program are expected to approximate up to 4,000 employees. Through the end of 1995, approximately 3,165 employees left the Corporation under the restructuring program: 970 employees left under severance plans through the end of 1994 and 2,195 employees left primarily under the EOO in 1995. The

40                             SNET Annual Report
remaining employee separations are expected to occur primarily in 1996.
Total employee separations through the end of 1995 were offset partially by an increase in provisional employees and growth in the business resulting in a net reduction in the Corporation's work force of 1,406 employees.

     To date, the Telephone Company has implemented network operations, customer service, repair and support programs and developed new processes to substantially reduce the costs of business while significantly improving quality and customer service. The initial installation and ongoing development of these new integrated processes have enabled the Telephone Company to increase its responsiveness to customer specific needs and to eliminate certain current labor-intensive interfaces between the existing systems.

     Since the inception of the restructuring program, the Corporation experienced a cumulative reduction in 1995 employee-related expenses of approximately $50, net of costs for provisional employees. Most of the reduction in employee-related expenses, due to the EOO, will be realized in 1996 since the majority of the employee separations occurred in the fourth quarter of 1995, with the remainder to occur no later than June 1996. After full implementation of the restructuring program, the Corporation anticipates annual savings of approximately $120 from reduced employee-related expenses, net of costs for provisional employees. These anticipated savings will also be substantially offset by growth in the business.

     Cash expenditures for the restructuring program are estimated to be $80 in 1996. The EOO will be funded primarily by the pension and postretirement plans. Incremental capital expenditures related to the restructuring program approximated $29 and $20 in 1995 and 1994, respectively. These items were recorded in property, plant and equipment and will result in increased depreciation expense in future years. The Corporation currently anticipates total incremental capital expenditures of approximately $30 in 1996 under the restructuring program.

     The Corporation determined that no additional provision for employee separations is required as a result of evaluating the net impact of the EOO on the restructuring reserve. Specific process and systems reengineering projects under the restructuring program are expected to be completed in 1996. Management expects to maintain an estimated reserve of $18 at the end of 1996, primarily for employee separations. Also, shifts within reserve categories are expected to occur in 1996. The Corporation believes that the total restructuring reserve balance of $77.0 as of December 31, 1995 plus the expected net adjustments of approximately $24, discussed previously, are adequate for future estimated costs under the 1993 restructuring program.

NOTE 7: Short-term Debt

Short-term debt, which includes commercial paper used to meet temporary cash needs and long-term debt maturing within one year, consists of the following:

At December 31,                                             1995          1994
--------------------------------------------------------------------------------
Commercial paper                                          $199.9         $ 7.0
Current maturities of long-term debt                        32.3          32.6
--------------------------------------------------------------------------------
Total Short-term Debt                                     $232.2         $39.6
--------------------------------------------------------------------------------
Weighted Average Interest Rate at Year-End                   5.8%          6.2%
--------------------------------------------------------------------------------

     The Corporation maintained bank lines of credit to facilitate the issuance of commercial paper. As part of these credit facilities, the Corporation has obtained a contractual commitment to $570.0 in lines of credit provided by a syndicate of banks. At December 31, 1995, the entire $570.0 remained available. The annual commitment fee is currently .05% of the total lines of credit.

NOTE 8: Long-term Debt

     The components of long-term debt are as follows:

At December 31,                  Interest Rates         1995         1994
--------------------------------------------------------------------------------
Unsecured notes                   6.13% to  8.70%    $1,065.0       $785.0
Guaranteed debt of ESOP                     9.35%        67.5         77.6
Debentures                                  4.38%        45.0         45.0
Mortgage notes                    9.14% to  9.90%        17.9         43.4
Bank notes                        8.50% to 10.94%        24.9         37.4
--------------------------------------------------------------------------------
Total Long-term Debt                                  1,220.3         988.4
Unamortized discount
 and premium, net                                        (5.7)         (3.8)
Capital lease obligations                                  .1            .1
Current maturities                                      (32.3)        (32.6)
--------------------------------------------------------------------------------
Long-term Debt                                       $1,182.4        $952.1
--------------------------------------------------------------------------------

     Scheduled maturities of total long-term debt include $32.3 in 1996, $13.4 in 1997, $41.8 in 1998, $16.9 in 1999, $125.1 in 2000, $665.8 from 2001 to 2009 and $325.0 from 2031 to 2033.

     In July 1995, the Corporation filed a shelf registration statement with the Securities and Exchange Commission ("SEC") to sell up to $470.0 in medium-term notes with maturities ranging from 3 to 30 years. Pursuant to the registration statement, the Corporation sold, in August 1995, $300.0 of unsecured notes with interest rates ranging from 6.50% to 7.00%. The proceeds of the sale were used to replace a portion of short-term debt and to establish permanent financing for the cellular acquisitions [see Note 3]. As of December 31, 1995, the issued notes were outstanding. Additional notes may be sold in one or more issues from time to time as market conditions warrant.

     In December 1993, the Telephone Company filed a shelf registration statement with the SEC to sell up to $540.0 in medium-term notes with maturities ranging from 10 to 40 years. In December 1993, the Telephone Company announced that it would repurchase up to

                               SNET Annual Report                            41

$220.0 of medium-term notes with interest rates ranging from 9.60% to 9.63%. The Telephone Company also irrevocably called $200.0 of 8.63% debentures by providing a 30 day legal notice of redemption to the holders. Pursuant to the registration statement, the Telephone Company sold, in December 1993, with DPUC approval, $445.0 of unsecured notes with interest rates ranging from 6.13% to 7.25%. Of the total medium-term notes refinanced in December 1993, $166.5 in notes were purchased. The Telephone Company also executed an "in-substance defeasance" for the remainder of the notes not repurchased. Sufficient U.S. Government securities were deposited in an irrevocable trust to cover the outstanding principal, interest and call premium payable February 15, 1995. The proceeds were also used to redeem the debentures in January 1994. The costs associated with the refinancing were recorded as an extraordinary charge totaling $44.0, net of applicable tax benefits of $38.0, or $.69 per share. As of December 31, 1995, the issued notes were outstanding. Additional notes may be sold in one or more issues from time to time as market conditions warrant.

     In 1991, the Corporation filed a shelf registration statement with the SEC to sell up to $165.0 in medium-term notes with maturities ranging from 3 to 15 years. In 1991, the Corporation sold, for refinancing purposes, $110.0 of unsecured notes with interest rates ranging from 7.20% to 8.00%. As of December 31, 1995, the issued notes were outstanding. Additional notes may be sold in one or more issues from time to time as market conditions warrant.

 NOTE 9: Commitments and
         Contingencies

The Corporation entered into both operating and capital leases for facilities and equipment used in its operations. Rental expense under operating leases was $29.1, $33.1 and $35.2 for 1995, 1994 and 1993, respectively. Future minimum rental commitments under third-party, noncancelable operating leases include $13.6 in 1996, $12.2 in 1997, $10.9 in 1998, $9.7 in 1999, $8.4 in 2000
and $18.0 thereafter. Capital leases were not significant.

     The Corporation expects total capital expenditures of approximately $395 for additions to property, plant and equipment during 1996. In connection with the capital program, the Corporation has made certain commitments for the purchase of material and equipment.

     In June 1995, a U.S. District Court decision was issued in favor of the Department of Labor against the Corporation and the Telephone Company. The decision held that the Corporation and the Telephone Company violated certain sections of the Fair Labor Standards Act and was liable for back wages and liquidating damages. The Corporation and the Telephone Company are appealing this decision. The Telephone Company recorded a liability of $11.0 as its anticipated cost of total damages for this and other litigation matters, which was charged to operating and maintenance expenses in 1995.

NOTE 10: Discontinued Operations

In September 1992, the Corporation's Board of Directors approved a plan to withdraw from the finance business by phasing out the activities of SNET Credit, Inc. ("Credit"). In connection with this plan, the Corporation recorded an estimate of the loss on the disposal of $4.0, net of applicable tax benefits of $1.4, in 1992.

     During 1993, Credit sold portions of its direct-financing lease portfolio for a total of approximately $81 in cash. The proceeds from the sales were used to pay all of its third-party debt outstanding. Due primarily to the net loss on the sales and a reevaluation of the additional direct-financing leases that were retained, the Corporation increased the estimated loss on the disposal by $10.3, net of applicable tax benefits of $6.7, during the fourth quarter of 1993.

     The Corporation retained, on an investment basis, the portfolio of leveraged leases and a group of direct-financing leases. The gross investment in these leases has been recorded on the consolidated balance sheet in deferred charges, leases and other assets. The investment in direct-financing leases are in a commercial aircraft and other equipment. Investments in leveraged leases are in a coal-fired, electric generating facility and other equipment.

     The components of the lease notes receivable retained are as follows:

At December 31,                           1995                   1994
--------------------------------------------------------------------------------
                                     Direct-                Direct-
                                   Financing  Leveraged   Financing  Leveraged
                                      Leases     Leases      Leases     Leases
--------------------------------------------------------------------------------
Minimum rentals receivable            $ 70.1     $ 25.3      $ 77.5     $ 26.1
Unearned income                        (30.2)     (15.7)      (33.9)     (16.1)
Estimated, unguaranteed
 residual value of leased assets        10.3       31.5        10.4       34.1
Initial direct costs                      .3         --        .3           --
Allowance for losses                    (9.7)        --        (8.4)        --
--------------------------------------------------------------------------------
Lease Notes
 Receivable                            $ 40.8       41.1     $ 45.9       44.1
Deferred taxes arising
 from leveraged leases                             (30.4)                (30.7)
--------------------------------------------------------------------------------
Net Investment in
 Leveraged Leases                                 $ 10.7                $ 13.4
--------------------------------------------------------------------------------

     Future minimum receipts under third-party direct-financing leases include $6.9 in 1996, $5.6 in 1997, $4.0 in 1998, $4.9 in 1999, $3.1 in 2000 and $45.6
thereafter.

42                             SNET Annual Report

NOTE 11: Financial Instruments

FAIR VALUE OF FINANCIAL INSTRUMENTS The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value:

Cash and Temporary Cash Investments The carrying amount approximates fair value because of the short maturity of those instruments.

Long-term Investments The fair value of equity investments was estimated based on quoted market prices for those or similar investments.

Short-term Debt The carrying amount of short-term debt approximates fair value because of the short maturity of those instruments.

Long-term Debt The fair value of the Corporation's long-term debt (excluding capital leases) was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

     The carrying amount and estimated fair value of the Corporation's financial instruments are as follows:

At December 31,                            1995                   1994
--------------------------------------------------------------------------------
                                  Carrying      Fair      Carrying      Fair
                                   Amount       Value      Amount       Value
--------------------------------------------------------------------------------
Cash and temporary
 cash investments                $    11.1    $    11.1    $   6.7    $   6.7
Long-term investments            $     4.1    $     9.6    $   4.4    $  10.1
Short-term debt                  $  (232.2)   $  (232.2)   $ (39.6)   $ (39.6)
Long-term debt                   $(1,182.3)   $(1,242.2)   $(952.0)   $(864.0)
--------------------------------------------------------------------------------

CONCENTRATION OF CREDIT RISK Financial instruments that potentially subject the Corporation to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. The Corporation places its temporary cash investments with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers in the Corporation's customer base.

NOTE 12: Common, Preferred and
         Preference Shares

The Corporation is authorized to issue up to 300,000,000 shares of common stock at a par value of $1.00 per share ("Common Stock") as well as 2,000,000 preferred shares at a par value of $50.00 per share and 50,000,000 preference shares at a par value of $1.00 per share. No preferred or preference shares have been issued pursuant to these authorizations.

     Under a 1987 shareholders' rights plan ("Rights Plan"), as amended in 1990, each share of Common Stock has a purchase right that entitles the holder to purchase one additional share of Common Stock at an exercise price of $80.00. The rights are not exercisable or transferable apart from the Common Stock until a person or group has acquired, or has made an offer for, 20% or more of the outstanding Common Stock. In the event that a person or group acquires 20% or more of the outstanding Common Stock, each outstanding right, other than those held by the 20% acquirer, is entitled to purchase, at the exercise price of the rights, a number of shares of Common Stock having a market value of two times the exercise price of the right. The Rights Plan may be amended by the Board of Directors to reduce the threshold at which the rights are triggered to not less than 10% of the then outstanding Common Stock. Additionally, if the person or group acquires the Corporation in a merger or other business combination transaction, each right will entitle the owner to purchase common stock of the acquirer having a market value of two times the exercise price of the right. The rights are redeemable at one cent each prior to public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock. The rights expire on February 11, 1997.

NOTE 13: Supplemental Financial
         Information

OPERATING EARNINGS(1) The following unaudited financial data on the Corporation's product groups is voluntary and provided for informational purposes only:

For the Years Ended December 31,                  1995       1994       1993
--------------------------------------------------------------------------------
Wireline(2)                                     $580.7     $533.0     $151.9
Wireless(3)                                       (8.3)      16.7        9.4
Information and Entertainment(4)                 101.9      114.7      117.2
Other(5)                                          36.0       38.6       16.2
--------------------------------------------------------------------------------
Total Operating Earnings                        $710.3     $703.0     $294.7
--------------------------------------------------------------------------------

(1) Represents earnings before interest, taxes, depreciation and amortization. 1993 also includes the before-tax restructuring charge of $355.0. Operating earnings is not a generally accepted accounting principle measurement.

(2) Includes Telephone Company's telecommunications operations, SNET Diversified Group, Inc. and SNET America, Inc.

(3) Includes the wholesale and retail cellular operations, SNET Cellular, Inc. and SNET Mobility, Inc., net of cellular intercompany amounts, and SNET Paging, Inc. ("Paging"). Paging's operating earnings (loss) were $(6.5), $(2.2) and $(7.9) in 1995, 1994 and 1993, respectively. Paging's operations have been redefined from a network-based service to a resale service in 1995.

(4)  Includes publishing and multimedia operations.

(5)  Includes SNET Real Estate, Inc. and holding company operations.

                               SNET Annual Report                            43

SUPPLEMENTAL BALANCE SHEET INFORMATION

At December 31,                                         1995          1994
--------------------------------------------------------------------------------
Materials, supplies and inventories:
 Materials and supplies                             $    10.6     $     6.2
 Inventories                                             15.5          20.2
--------------------------------------------------------------------------------
Total Materials, Supplies and Inventories           $    26.1     $    26.4
--------------------------------------------------------------------------------
Property, plant and equipment, at cost:
 Telephone plant:
  Land                                              $    17.5     $    16.7
  Buildings                                             396.2         384.3
  Central office equipment                            1,657.2       1,618.8
  Outside plant facilities and equipment              1,640.3       1,613.0
  Furniture and office equipment                        310.6         355.1
  Station equipment and connections                      22.7          23.9
  Plant under construction                              122.4          68.3
 Other property and equipment                           365.2         292.5
--------------------------------------------------------------------------------
Total Property, Plant and Equipment, at cost        $ 4,532.1     $ 4,372.6
--------------------------------------------------------------------------------
Accumulated depreciation, beginning of period       $(1,660.4)    $(1,528.2)
  Depreciation                                         (328.1)       (320.6)
  Retirements                                           206.3         191.5
  Adjustment [see Note 2]                            (1,178.0)           --
  Other changes                                          (6.7)         (3.1)
--------------------------------------------------------------------------------
Accumulated Depreciation, end of period             $(2,966.9)    $(1,660.4)
--------------------------------------------------------------------------------
Total Property, Plant and Equipment, net            $ 1,565.2     $ 2,712.2
--------------------------------------------------------------------------------
Deferred charges, leases and other assets:
 Lease notes receivable                             $    81.9     $    90.0
 Deferred charges [see Note 2]                             .8          49.9
 Regulatory tax asset [see Note 2]                         --          62.2
 Prepaid pension cost                                      --          38.7
 Other assets                                            34.5          42.8
--------------------------------------------------------------------------------
Total Deferred Charges, Leases and Other Assets     $   117.2     $   283.6
--------------------------------------------------------------------------------
Other current liabilities:
 Dividends payable                                  $    28.7     $    28.4
 Accrued postretirement benefit obligation               20.4          20.4
 Accrued interest                                        19.8          13.5
 Other current liabilities                               19.0          22.3
--------------------------------------------------------------------------------
Total Other Current Liabilities                     $    87.9     $    84.6
--------------------------------------------------------------------------------
Other liabilities and deferred credits:
 Accrued pension cost                               $    82.3     $    51.6
 Regulatory tax liability [see Note 2]                     --          84.2
 Other                                                   24.6          50.0
--------------------------------------------------------------------------------
Total Other Liabilities and Deferred Credits        $   106.9     $   185.8
--------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION

For the Years Ended December 31,                1995         1994         1993
--------------------------------------------------------------------------------
Interest Paid, net of
 amounts capitalized                          $ 79.7       $ 81.2       $ 97.0
--------------------------------------------------------------------------------
Income Taxes Paid                             $ 87.8       $109.5       $ 73.9
--------------------------------------------------------------------------------
Change in operating assets and
 liabilities, net:
  Increase in accounts receivable             $(76.9)      $(48.3)      $(15.9)
  (Increase) decrease in materials,
   supplies and inventories                      (.1)        (4.8)          .5
  Increase in accounts payable,
   accrued expenses and
   compensated absences                         55.7          7.0          2.7
  Change in other assets and
   liabilities, net                            (32.0)       (37.9)       (32.6)
--------------------------------------------------------------------------------
Change in Operating Assets and
 Liabilities, net                             $(53.3)      $(84.0)      $(45.3)
--------------------------------------------------------------------------------

SUPPLEMENTAL INCOME STATEMENT INFORMATION

For the Years Ended December 31,                  1995        1994        1993
--------------------------------------------------------------------------------
Advertising Expense                           $   38.8      $ 32.4      $ 17.0
--------------------------------------------------------------------------------
Depreciation and amortization:
 Depreciation                                 $  328.1      $320.6      $288.0
 Amortization                                     17.9         8.0         3.1
--------------------------------------------------------------------------------
Total Depreciation and Amortization           $  346.0      $328.6      $291.1
--------------------------------------------------------------------------------
 Taxes other than income:
 Property                                     $   43.7      $ 45.5      $ 47.6
 Other                                            12.8        10.7        13.0
--------------------------------------------------------------------------------
Total Taxes Other Than Income                 $   56.5      $ 56.2      $ 60.6
--------------------------------------------------------------------------------
Interest expense:
 Long-term debt                               $   74.7      $ 70.3      $ 85.9
 Short-term debt                                   8.5         2.2         1.6
 Other                                             2.7         2.4         3.9
--------------------------------------------------------------------------------
Total Interest Expense                        $   85.9      $ 74.9      $ 91.4
--------------------------------------------------------------------------------

     During 1995, 1994 and 1993, revenues earned from providing services to AT&T Corp. accounted for 9.2%, 10.2% and 10.8%, respectively, of total revenues and sales.
44                           SNET Annual Report

NOTE 14: Stock Option Plans

     The Corporation is permitted to issue stock options to all employees. The SNET 1986 Stock Option Plan, which expires on June 30, 1996, provides stock options to certain key employees at the discretion of a committee of the Board of Directors ("Committee"). The SNET 1995 Stock Incentive Plan, approved on May 10, 1995, is a stock based compensation plan which enables the awarding of incentive compensation, including stock options, to all employees at the discretion of the Board of Directors or the Committee. Under both plans, the exercise price of each option may not be less than 100% of the fair market value of the shares on the date of grant. All options are exercisable no earlier than one year after the date of grant and have a maximum life of ten years. Both plans allow stock appreciation rights ("SARs") to be granted in tandem with the related stock option. No SARs have been granted since 1992 and the Corporation presently does not intend to grant additional SARs in the future.

     In the fourth quarter of 1995, the Corporation granted options to management employees in order to align employee interests with shareholder interests.

     Information with respect to activity of the plans is as follows:

                           Options        Shares
                         Available         Under                       Average
                         for Grant        Option            SARs         Price
--------------------------------------------------------------------------------
Balance at 1/1/93        1,410,950       261,550         191,700       $31.27
Granted                   (312,000)      312,000              --       $36.24
SARs exercised                  --       (11,275)        (11,275)      $26.58
Options exercised               --        (5,000)             --       $29.24
Canceled                    13,250       (13,250)         (7,825)      $32.58
--------------------------------------------------------------------------------
Balance at 12/31/93      1,112,200       544,025         172,600       $34.20
--------------------------------------------------------------------------------
Granted                   (360,500)      360,500            --         $31.86
SARs exercised                  --        (8,100)         (8,100)      $29.82
Options exercised               --        (1,100)             --       $24.69
Canceled                    33,600       (33,600)         (1,800)      $34.78
--------------------------------------------------------------------------------
Balance at 12/31/94        785,300       861,725         162,700       $33.25
--------------------------------------------------------------------------------
Approved for grant       4,600,000            --              --           --
Granted                 (2,535,950)    2,535,950              --       $37.59
SARs exercised                  --       (41,475)        (41,475)      $28.44
Options exercised               --       (15,775)             --       $30.86
Canceled                    34,500       (34,500)             --       $33.15
--------------------------------------------------------------------------------
Balance at 12/31/95      2,883,850     3,305,925         121,225       $36.65
--------------------------------------------------------------------------------

     At December 31, 1995, 121,225 SARs and 282,625 shares under option were exercisable.

NOTE 15: Quarterly Financial Information (Unaudited)

                                                       1st QTR         2nd QTR         3rd QTR         4th QTR         Full Year
--------------------------------------------------------------------------------------------------------------------------------
1995
----
Revenues and Sales                                      $443.1          $453.0          $471.5         $ 470.9          $1,838.5
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                        $ 94.6          $ 89.3          $ 88.9         $  91.5          $  364.3
--------------------------------------------------------------------------------------------------------------------------------
Net (Loss) Income:
 Income from Continuing Operations                      $ 46.7          $ 40.1          $ 41.3         $  40.7          $  168.8
 Extraordinary Charge [see Note 2]                          --              --              --          (687.1)           (687.1)
--------------------------------------------------------------------------------------------------------------------------------
Net (Loss) Income                                       $ 46.7          $ 40.1          $ 41.3         $(646.4)         $ (518.3)
--------------------------------------------------------------------------------------------------------------------------------
(Loss) Earnings Per Share:
 Income from Continuing Operations                      $  .72          $  .62          $  .64         $   .62          $   2.60
 Extraordinary Charge (1)                                   --              --              --          (10.54)           (10.59)
--------------------------------------------------------------------------------------------------------------------------------
(Loss) Earnings Per Share                               $  .72          $  .62          $  .64         $ (9.92)         $  (7.99)
--------------------------------------------------------------------------------------------------------------------------------
1994
----
Revenues and Sales                                      $423.2          $427.8          $429.6         $ 436.4          $1,717.0
Operating Income                                        $ 92.9          $ 94.6          $ 98.1         $  88.8            $374.4
Net Income                                              $ 43.5          $ 45.3          $ 47.2         $  41.6            $177.6
Earnings Per Share                                      $  .68          $  .71          $  .73         $   .65             $2.77
--------------------------------------------------------------------------------------------------------------------------------

(1) (Loss) earnings per share is computed independently for the quarter based on weighted average common shares outstanding for the quarter. The calculations resulted in a difference of $.05 between loss per share for the quarter and for the year.

                               SNET Annual Report                            45

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

FINANCIAL AND STATISTICAL DATA (UNAUDITED)

Dollars in Millions, Except as Noted                             1995            1994           1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------

Financial Data
 Revenues and sales                                          $  1,839        $  1,717       $  1,654        $  1,614       $  1,608
 Costs and expenses(1)                                       $  1,128        $  1,014       $  1,359        $    997       $  1,044
 Interest expense                                            $     86        $     75       $     91        $     97       $    102
 Income taxes                                                $    110        $    122       $    (44)       $    110       $     86
 Net (loss) income(2):
  From continuing operations                                 $    169        $    178       $    (44)       $    159       $    123
  Net (loss) income                                          $   (518)       $    178       $   (318)       $    151       $    124
 (Loss) earnings per share (dollars)(2):
  From continuing operations                                 $   2.60        $   2.77       $   (.68)       $   2.56       $   2.01
  Net (loss) income                                          $  (7.99)       $   2.77       $  (4.99)       $   2.44       $   2.02
 Dividends declared per share (dollars)                      $   1.76        $   1.76       $   1.76        $   1.76       $   1.76
 Net cash provided by operating activities                   $    439        $    423       $    479        $    504       $    427
 Cash expended for capital additions                         $    354        $    282       $    267        $    290       $    321
 Depreciation and amortization                               $    346        $    329       $    291        $    250       $    253
 Property, plant and equipment, net                          $  1,565        $  2,712       $  2,770        $  2,767       $  2,712
 Total assets                                                $  2,724        $  3,505       $  3,762        $  3,485       $  3,451
 Shareholders' equity                                        $    353        $    953       $    855        $  1,254       $  1,176
 Long-term debt                                              $  1,182        $    952       $    984        $  1,048       $  1,072
-----------------------------------------------------------------------------------------------------------------------------------
Statistical Data
 Network access lines in service (thousands)                    2,073           2,009          1,964           1,937          1,922
  Annual growth                                                   3.2%            2.3%           1.4%             .8%            .9%
 Network interstate access minutes
  of use (millions)                                             7,298           6,917          6,522           6,230          5,988
  Annual growth                                                   5.5%            6.1%           4.7%            4.0%           2.8%
 Cellular subscribers (thousands)                                 323             166             88              68             57
  Annual growth                                                  94.6%           88.6%          29.4%           19.3%          26.7%
 Operating earnings(3)                                       $    710        $    703       $    295        $    617       $    564
 Telephone Company wireline cost per
  access line (dollars)(4)                                   $    320        $    340       $    365        $    359       $    377
 Return of average total capital                                   --(5)         12.8%            --(6)         10.3%           9.6%
 Return on average equity                                          --(5)         19.4%            --(6)         12.5%          10.8%
 Debt ratio(7)                                                   80.0%           51.0%          59.9%           47.4%          51.2%
 Pre-tax interest coverage (times)                                4.2             5.0             .1             3.8            3.0
 Average total debt cost                                          6.9%            6.8%           7.7%            7.8%           8.1%
 Current ratio (times)                                            .73             .88            .82             .84            .81
 Average dividend yield                                           5.1%            5.4%           4.9%            5.4%           5.5%
 Payout ratio                                                      --(5)         63.5%            --(6)         72.1%          87.1%
 Market price per share (dollars):
  High                                                       $ 40.250        $ 36.250       $ 38.375        $ 38.000       $ 35.875
  Low                                                        $ 31.750        $ 28.250       $ 33.625        $ 28.250       $ 29.000
 Book value per share (dollars)                              $   5.42        $  14.77       $  13.38        $  19.79       $  18.78
 Average market price per share (dollars)                    $  34.47        $  32.63       $  35.70        $  32.70       $  32.23
 Average book value per share (dollars)                      $  15.14        $  14.26       $  17.69        $  19.49       $  18.68
 Average price/earnings ratio (times)                              --(5)           12             --(6)           13             16
 Average trading volume                                        91,797          59,437         79,086          60,360         53,287
 Number of shareholders                                        53,332          55,693         57,352          59,089         60,619
 Telephone Company wireline employees                           7,742           8,604          9,087           9,532          9,557
 Total employees                                                9,070           9,797         10,476          11,216         11,224
-----------------------------------------------------------------------------------------------------------------------------------

     Certain amounts have been restated to reflect the discontinuance of Credit.

(1) Excludes depreciation and amortization. 1993 includes a charge of $355.0, $204.2 or $3.21 per share after-tax, for restructuring. 1991 includes a charge of $38.0, $21.6 or $.35 per share after-tax, for the cost of employee separation plans.

(2) 1995 includes an extraordinary charge of $687.1, or $10.59 per share, related to the discontinuance of SFAS No. 71. 1993 includes the restructuring charge, discontinued operations of $10.3, or $.16 per share, an extraordinary charge of $44.0, or $.69 per share and the cumulative effect of accounting changes of $220.2, or $3.46 per share. 1991 includes the cost of employee separation plans.

(3) Represents earnings before interest, taxes, depreciation and amortization. Operating earnings is not a generally accepted accounting principle measurement. Management provides this measurement for informational purposes only. Excluding the impact of the 1993 before-tax restructuring charge, operating earnings would have been $650 in 1993.

(4) Excludes depreciation and amortization; 1993 also excludes the before-tax restructuring charge.

(5) Not presented for 1995 based upon a loss per share. A return of average total capital of 11.6%, a return on average equity of 17.2%, a payout ratio of 67.7% and an average price/earnings ratio of 13 were calculated excluding the loss per share impact of the extraordinary charge of $10.59.

(6) Not presented for 1993 based upon a loss per share. A return of average total capital of 10.4%, a return on average equity of 12.3%, a payout ratio of 69.6% and an average price/earnings ratio of 14 were calculated excluding the loss per share impact of the restructuring charge of $3.21, discontinued operations of $.16, extraordinary charge of $.69 and the cumulative effect of accounting changes of $3.46.

(7) Excluding the effect of the non-cash extraordinary charge related to SFAS No. 71, the 1995 debt ratio would have been 57.6%. Excluding the combined effect of the charge related to SFAS No. 71 and the debt issued to acquire the cellular properties, the 1995 debt ratio would have been 48.0%.

46                             SNET Annual Report

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

INVESTOR INFORMATION

Corporate Information
-----------------------------------------------------------------------------------------------------------------------------------

Executive Office:                 Stock Exchange Listings:                     Auditors:
SNET                              New York Stock Exchange                      Coopers & Lybrand L.L.P.
227 Church Street                 Pacific Stock Exchange                       Independent Accountants
New Haven, Connecticut 06510      Symbol: SNG                                  100 Pearl Street
(203) 771-5200                                                                 Hartford, Connecticut 06103


Shareholder Information
-----------------------------------------------------------------------------------------------------------------------------------

Annual Meeting of Shareholders:   Transfer Agent and Registrar:                The Form 10-K may be obtained
May 8, 1996, 10:00 a.m.           State Street Bank and Trust Company          by contacting the Transfer Agent
SNET's General Office Building    P.O. Box 8200                                and Registrar.
300 George Street                 Boston, Massachusetts 02266
New Haven, Connecticut 06511      From anywhere in the continental U.S.:       For Shareholder Information
                                  1-800-243-1110                               including latest recorded news
                                                                               and information, call
                                                                               1-800-SNG-6220
Security Analysts and             Dividend Reinvestment
 Portfolio Managers                and Stock Purchase Plan
-----------------------------------------------------------------------------------------------------------------------------------

Direct inquiries to:              All owners of common stock are               Shareholders do not pay any
Mr. James A. Magrone              eligible for the plan, which allows          brokerage or administrative fees
Director-Investor Relations       participants to apply dividends and/or       when purchasing additional shares
227 Church Street                 optional cash payments toward                through the plan. You can obtain a
New Haven, Connecticut 06510      increased investment in the                  prospectus and enrollment forms by
(203) 771-4662                    Corporation.                                 contacting State Street Bank and
                                                                               Trust Company, Plan Administrator.


Market and Dividend Data
-----------------------------------------------------------------------------------------------------------------------------------
Market information was
obtained from the composite
tape, which encompasses
trading on the principal U.S.
stock exchanges as well as
offboard trading. Cash
dividends of $.44 a share were
declared for each quarter in
1995 and 1994. The number of
holders of SNET stock at
February 29, 1996 was 52,962.


                                                                      Market Price
                                   -----------------------------------------------------------------------------------
                                                  1995                                           1994
                                   Quarter   High      Low       Close          Quarter     High      Low      Close
                                   -----------------------------------------------------------------------------------

                                   First    $34.500   $31.750   $33.375         First     $36.250   $28.625    $29.000
                                   Second   $35.500   $32.375   $35.250         Second    $33.750   $28.250    $30.500
                                   Third    $36.125   $32.625   $35.375         Third     $34.750   $30.500    $33.625
                                   Fourth   $40.250   $35.125   $39.750         Fourth    $35.750   $32.125    $32.375

                               SNET Annual Report                            47

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
OTHER INFORMATION

Executive Officers of the Corporation
-----------------------------------------------------------------------------------------------------------------------------------

Daniel J. Miglio                        Chairman and Chief Executive Officer
Jean M. LaVecchia                       Senior Vice President--Organization Development
Fred T. Page                            Senior Vice President--Network Services
Ronald M. Serrano                       Senior Vice President--Communication, Information and Entertainment Group
Donald R. Shassian                      Senior Vice President and Chief Financial Officer

Representative Servicemarks and Trademarks
-----------------------------------------------------------------------------------------------------------------------------------


SNET(R), We Go Beyond The Call(R),      SmartLink(R), Totalphone, All Distance       EVA(R) is a registered trademark of
SNET Personal Phone Service,            and Simple Solutions are trademarks          Stearn Stewart & Co.
I-SNET and SNET Internet are            or servicemarks of The Southern New
trademarks or servicemarks of           England Telephone Company. Page
Southern New England                    2000(R) is a registered trademark of
Telecommunications Corporation.         SNET Paging, Inc.


48                             SNET Annual Report

                                                                          [LOGO]
                                                           We go beyond the call

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 11 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Telephone Index for the period of five years commencing December 31, 1990 and ending December 31, 1995, which graph is contained in the paper format of this Proxy Statement being sent to Shareholders.

              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 1996 AT 10 A.M. IN THE CORPORATION'S GENERAL OFFICE BUILDING, 300 GEORGE STREET,
                            NEW HAVEN, CONNECTICUT.

The undersigned hereby appoints Barry M. Bloom, James R. Greenfield, and Daniel
J. Miglio, and each or any of them an attorney, with full power to vote all common stock of the undersigned in Southern New England Telecommunications Corporation at the annual meeting of its shareholders on May 8, 1996, and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith. At their discretion, the attorneys are authorized to vote upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND.

DO YOU HAVE ANY COMMENTS?

----------------------------------------

----------------------------------------

----------------------------------------

                               See reverse side.

PLEASE MARK VOTES AS IN THIS EXAMPLE [x]

1.   Election of Directors

                     [ ] FOR [ ] WITHHOLD [ ] FOR ALL EXCEPT

          W. ANDREWS, B. BLOOM, W. FENOGLIO, C. GAUDIANI AND D. MIGLIO

NOTE: If you do not wish your shares voted "FOR" a particular nominee(s), mark the "For All Except" box and strike a line through the name of the nominee(s). Your shares shall be voted for the remaining nominees.

RECORD DATE SHARES:

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

2.   RATIFICATION OF AUDITORS

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

3.   Approval of SNET 1996 Non-Employee Director Stock Plan

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

4.   Shareholder proposal to eliminate classified Board

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

Mark box at right if comments have been noted on the reverse side of this card. [ ]

Please be sure to sign and date this Proxy.

Date

Shareholder sign here

Co-owner sign here

DETACH CARD AT THIS PERFORATION AND RETURN IN ENCLOSED ENVELOPE.